UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.              )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

NEW YORK & COMPANY, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.
☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

NEW YORK & COMPANY, INC.
450 West 33rd Street-5th Floor
New York, NY 10001

May 24, 2007

Dear Stockholders,

You are cordially invited to attend the Company’s 2007 Annual Meeting of Stockholders which will be held at 450 West 33rd Street, 5th Floor, New York, NY 10001, on Wednesday, June 27, 2007, beginning at 10:00 a.m., EDT.

The enclosed Proxy Statement provides you with detailed information regarding the business to be considered at the meeting. Please sign and return the accompanying proxy card so that your shares will be voted as you direct, even if you cannot attend the meeting.

Sincerely,

Richard P. Crystal
Chairman and Chief Executive Officer

NEW YORK & COMPANY, INC.
450 West 33rd Street-5th Floor
New York, NY 10001

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TIME AND DATE	10:00 a.m., EDT on Wednesday, June 27, 2007.
PLACE	New York & Company, Inc.’s corporate headquarters at: 450 West 33rd Street 5th Floor New York, NY, 10001
ITEMS OF BUSINESS

•  To elect members of the board of directors.

•  To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the 2007 fiscal year.

•  To transact such other business as may properly come before the Annual Meeting and any adjournment or postponement.

RECORD DATE	You can vote if you are a stockholder of record as of Tuesday, May 15, 2007.
PROXY VOTING

It is important that your shares be represented and voted at the Annual Meeting. You can vote your shares by completing and returning your proxy card. Voting instructions are printed on your proxy card or included with your proxy materials. You can revoke a proxy prior to its exercise at the Annual Meeting by following the instructions in the accompanying Proxy Statement.

May 24, 2007	Richard P. Crystal Chairman and Chief Executive Officer

i

PROXY STATEMENT

Why did I receive these proxy materials?

The Company is providing this Notice of Annual Meeting, Proxy Statement, voting instructions and Annual Report (the “proxy materials”) in connection with the solicitation by the board of directors of New York & Company, Inc. (“New York & Company,” the “Company,” “we,” “us” or “our”), a Delaware corporation, of proxies to be voted at the Company’s 2007 Annual Meeting of Stockholders and at any adjournment or postponement.

You are invited to attend the Company’s Annual Meeting of Stockholders on June 27, 2007 (the “Meeting”), beginning at 10:00 am, EDT. The Meeting will be held at 450 West 33rd Street, 5th Floor, New York, NY 10001. Stockholders will be admitted to the Meeting beginning at 9:30 am, EDT. Seating will be limited.

These proxy materials are being mailed on or about May 24, 2007.

What should I bring with me to attend the Annual Meeting?

Stockholders must present a form of personal identification in order to be admitted to the Meeting.

If your shares are held beneficially in the name of a bank, broker or other holder of record and you plan to attend the Meeting, you must also present proof of your ownership of New York & Company stock, such as a bank or brokerage account statement, to be admitted to the Meeting.

No cameras, recording equipment, electronic devices, large bags, briefcases or packages will be permitted in the Meeting.

What is the difference between holding shares as a stockholder of record and as a beneficial owner?

If your shares are registered directly in your name with New York & Company’s transfer agent, Registrar and Transfer Company, you are considered the “stockholder of record” with respect to those shares. The proxy materials have been sent directly to you by New York & Company.

If your shares are held in a stock brokerage account or by a bank or other holder of record, you are considered the “beneficial owner” of shares held in street name. The proxy materials have been forwarded to you by your broker, bank or other holder of record who is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your broker, bank or other holder of record on how to vote your shares by using the proxy or voting instructions included in the mailing or by following their instructions for voting by telephone or on the Internet.

Who is entitled to vote at the Annual Meeting?

Stockholders of record on May 15, 2007, the record date for the Meeting, are entitled to receive notice of and vote at the Meeting. At the close of business on May 15, 2007, there were 58,043,382 shares of the Company’s common stock outstanding.

How do I vote?

You may vote using either of the following methods:

By Mail

Be sure to complete, sign and date the proxy card or voting instruction card and return it in the prepaid envelope. If you are a stockholder of record and you return your signed proxy card but do not indicate your voting preferences, the persons named in the proxy card will vote the shares represented by that proxy as recommended by the board of directors.

If you are a stockholder of record, and the prepaid envelope is missing, please mail your completed proxy card to: Registrar and Transfer Company, Attention: Investor Relations, 10 Commerce Drive, Cranford, NJ 07016.

In person at the Annual Meeting

All stockholders may vote in person at the Meeting. You may also be represented by another person at the Meeting by executing a proper proxy designating that person. If you are a beneficial owner of shares, you must obtain a legal proxy from your broker, bank or other holder of record and present it to the inspectors of election with your ballot to be able to vote at the Meeting.

What can I do if I change my mind after I vote my shares?

If you are a stockholder of record, you can revoke your proxy before it is exercised by:

•       written notice to: Registrar and Transfer Company, Attention: Investor Relations, 10 Commerce Drive, Cranford, NJ 07016;

•       timely delivery of a valid, later-dated proxy; or

•       voting by ballot at the Meeting.

If you are a beneficial owner of shares, you may submit new voting instructions by contacting your bank, broker or other holder of record. You may also vote in person at the Meeting if you obtain a legal proxy as described in the answer to the previous question.

What is “householding” and how does it affect me?

The Company has adopted a procedure approved by the U.S. Securities and Exchange Commission (“SEC”) called “householding.” Under this procedure, stockholders of record who have the same address and last name will receive only one copy of the Company’s proxy materials, unless one or more of these stockholders notifies the Company that they wish to continue receiving individual copies. This procedure will reduce the Company’s printing costs and postage fees.

Stockholders who participate in householding will continue to receive separate proxy cards. Also, householding will not in any way affect dividend check mailings, if any.

If you are eligible for householding, but you and other stockholders of record with whom you share an address currently receive multiple copies of the proxy materials, or if you hold stock in more than one account, and in either case you wish to receive only a single copy of each of these documents for your household, please make a written request to: Registrar and Transfer Company, Attention: Investor Relations, 10 Commerce Drive, Cranford, NJ 07016. If multiple stockholders of record who have the same address received only one copy of these proxy materials and would like to receive additional copies, or if they would like to receive a copy for each stockholder living at that address in the future, send a written request to the address above or call 1-800-368-5948.

Beneficial owners can request information about householding from their banks, brokers or other holders of record.

What are the voting requirements for the proposals?

Under the Company’s by-laws, the holders of a majority of the outstanding shares of common stock entitled to vote at the Meeting, present in person or represented by proxy, constitute a quorum. A plurality of the votes cast is required for the election of directors and the affirmative vote of the majority of shares present in person or represented by proxy at the Meeting is required for the ratification of Ernst & Young LLP. Abstentions and “broker non-votes” are counted as present and entitled to vote for purposes of determining a quorum. A “broker non-vote” occurs when a bank, broker or other holder of record holding shares for a beneficial owner does not vote on a particular proposal because that holder does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner.

Could other matters be decided at the Annual Meeting?

At the date this Proxy Statement went to press, the Company did not know of any matters to be raised at the Meeting other than those referred to in this Proxy Statement.

If other matters are properly presented at the Meeting for consideration, the Proxy Committee appointed by the Company’s current board of directors will have the discretion to vote on those matters for you.

Who will pay for the cost of this proxy solicitation?

The Company will pay for the cost of this proxy solicitation. The Company does not intend to solicit proxies otherwise than by use of the mail, but certain officers and regular employees of the Company or its subsidiaries, without additional compensation, may use their personal efforts, by telephone or otherwise, to obtain proxies.

Who will count the vote?

Representatives of the Company’s transfer agent, Registrar and Transfer Company, will tabulate the votes and act as inspectors of election.

Other information.

The Company’s Annual Report on Form 10-K for the 53-week fiscal year ended February 3, 2007 (“fiscal year 2006”) accompanies this Proxy Statement. No material contained in the Annual Report is to be considered a part of the proxy solicitation material. The fiscal years referred to in this Proxy Statement as “fiscal year 2004,” “fiscal year 2005,” “fiscal year 2007,” “fiscal year 2008,” and “fiscal year 2009” refer to the 52-week fiscal years that end on January 29, 2005, January 28, 2006, February 2, 2008, January 31, 2009, and January 30, 2010, respectively.

The contents of the Company’s corporate website (http://www.nyandcompany.com) are not incorporated by reference into this Proxy Statement.

The “COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION” included in this Proxy Statement shall not be deemed incorporated by reference by general statement incorporating by reference this Proxy Statement into any of the Company’s filings under the Securities Act of 1933, as amended (“Securities Act”), or the Securities Exchange Act of 1934, as amended (“Exchange Act”), except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

PROPOSALS REQUIRING YOUR VOTE

ITEM 1—Election of Directors

The Company’s board of directors currently has twelve members. Eleven of these board members are standing for re-election to hold office until the next Annual Meeting of Stockholders. Proxies cannot be voted for more than eleven directors. On May 10, 2007, M. Katherine Dwyer informed the Company that at the conclusion of her current term she intends not to stand for re-election to the Company’s board of directors. Ms. Dwyer did not cite any disagreement on any matter relating to the Company’s operations, policies or practices. The board of directors is proceeding with its search to fill the vacancy that will be created after Ms. Dwyer’s departure.

The Proxy Committee appointed by the Company’s current board of directors intends to vote the proxy (if you are a stockholder of record) for the election of each of these nominees unless you indicate on the proxy card that your vote should be withheld from any or all of the nominees.

Each nominee elected as a director will continue in office until his or her successor has been elected and qualified, or until his or her earlier death, resignation or retirement.

The Company expects each nominee for election as a director to be able to serve if elected. If any nominee is not able to serve, proxies will be voted in favor of the remainder of those nominated and may be voted for substitute nominees, unless the board chooses to reduce the number of directors serving on the board.

The principal occupation and certain other information about the nominees are set forth on the following pages.

The board of directors unanimously recommends a vote FOR the election of these nominees as directors.

Nominees for Directors

The following table sets forth the name, age and principal position of each of the Company’s eleven nominees for director positions:

Name	Age	Position
Richard P. Crystal	62	Chairman, Chief Executive Officer and Director
Ronald W. Ristau	53	President, Chief Financial Officer and Director
Bodil M. Arlander	43	Director
Philip M. Carpenter III	35	Director
David H. Edwab	52	Director
John D. Howard	54	Director
Louis Lipschitz	62	Director
Edward W. Moneypenny	65	Director
Richard L. Perkal	53	Director
Arthur E. Reiner	66	Director
Pamela Grunder Sheiffer	61	Director

Richard P. Crystal currently serves as Chairman and Chief Executive Officer. Mr. Crystal was named President and Chief Executive Officer in 1996 and became Chairman in 2004. Previously, Mr. Crystal had a 20 year career at R.H. Macy/Federated, including a variety of senior management positions, culminating in his serving as Chairman and Chief Executive Officer, Product Development and Specialty Retail (Aéropostale, Inc.). Mr. Crystal began his career in retailing at Stern’s. He has approximately 30 years of experience in the retail industry and 18 years experience in specialty retail. Mr. Crystal holds a B.A. in history from New York University.

Ronald W. Ristau was named President and Chief Financial Officer in 2007. Mr. Ristau has served as Chief Operating Officer since 2002 and had served as Executive Vice President, Operations and Administration from 1998 until 2002. Mr. Ristau has also held the position of Chief Financial Officer since April 2004. Previously, Mr. Ristau was Executive Vice President and Chief Financial Officer of Revlon Consumer Products USA. Prior to that, he served at Max Factor as Vice President of Finance. Additionally, Mr. Ristau was employed at Playtex U.S. and United Technologies, and began his career in business at Peat, Marwick, Mitchell & Co. Mr. Ristau holds an M.B.A. from The Fuqua School of Business at Duke University and a B.B.A. from Roanoke College.

Bodil M. Arlander has served as a director since 2002 and currently is a Senior Managing Director of Bear, Stearns & Co. Inc. and a Partner of Bear Stearns Merchant Banking, LLC, an affiliate of Bear, Stearns & Co. Inc. and of the controlling shareholder of New York & Company, which she joined in April 1997. Between 1991 and 1997, she worked in the Mergers and Acquisitions Group of Lazard & Co. LLC. Prior to entering the finance industry, Ms. Arlander worked throughout Europe in the fashion and beauty industry. She also currently serves as a director of several private corporations, including CamelBak Group, LLC, Seven For All Mankind, LLC, Transamerican Auto Parts (TAP Holdings, LLC), and the publicly traded company Aéropostale, Inc.

Philip M. Carpenter III has served as a director since 2002 and is a Managing Director of Bear, Stearns & Co. Inc. and a Partner of Bear Stearns Merchant Banking, LLC, an affiliate of Bear, Stearns & Co. Inc. and of the controlling shareholder of New York & Company, which he joined in August 2002. Previously, Mr. Carpenter was a Principal with Brockway Moran & Partners, Inc., a private equity investment firm with whom he was employed from 1998 to 2002. Prior to that, he was with the private equity investment firm Trivest, Inc. and the investment banking department of Bear, Stearns & Co. Inc. Mr. Carpenter is currently a director of Multi Packaging Solutions, Inc. Mr. Carpenter holds a B.S. in Accounting from the State University of New York at Binghamton.

David H. Edwab has served as a director since 2003. Mr. Edwab has served as an officer and director of Men’s Wearhouse, Inc. for over 15 years, starting as Vice President of Finance and Director in 1991, serving as Chief Operating Officer from 1993 to 1997, where he was elected President in 1997. In November 2000, Mr. Edwab joined Bear, Stearns & Co. Inc. as a Senior Managing Director, Head of the Retail Group in the Investment Banking Department. At such time, Mr. Edwab resigned as President of Men’s Wearhouse, Inc. and was then named Vice Chairman of its Board of Directors. In February 2002, Mr. Edwab re-joined Men’s Wearhouse, Inc. and continues to serve as Vice Chairman of its Board of Directors. In 2006, Mr. Edwab became an Operating Partner of Bear Stearns Merchant Banking, LLC. In addition, Mr. Edwab currently serves as a director of Aeropostale, Inc., Vitamin Shoppe Industries Inc. and several other private companies affiliated with Bear Stearns Merchant Banking, LLC. Mr. Edwab is a Certified Public Accountant. Mr. Edwab also serves as Vice Chairman of the Zimmer Family Foundation and as the Managing Member of David Edwab, LLC.

John D. Howard has served as a director since 2002. He is currently a Senior Managing Director of Bear, Stearns & Co. Inc. and is the Chief Executive Officer of Bear Stearns Merchant Banking, LLC, an affiliate of Bear, Stearns & Co. Inc. and of the controlling shareholder of New York & Company. Mr. Howard has been the head of the merchant banking department of Bear, Stearns & Co. Inc. since its inception in 1997. From 1990 to 1997, he was a co-CEO of Vestar Capital Partners, Inc., a private investment firm specializing in management buyouts. Previously, he was a Senior Vice President of Wesray Capital Corporation, a private investment firm specializing in leveraged buyouts. Mr. Howard also currently serves as a director of Aéropostale, Inc., Integrated Device Technology, Inc., Vitamin Shoppe Industries Inc. and several other private companies.

Louis Lipschitz has served as a director since 2005. Mr. Lipschitz retired from his position as Executive Vice President and Chief Financial Officer of Toys “R” Us, Inc. in March 2004. He joined

Toys “R” Us, Inc. in 1986 where he held various senior level finance positions, as well as served as a member of the management executive committee. From 1982 to 1986, Mr. Lipschitz served as Senior Vice President and Chief Financial Officer of Lerner Stores, Inc. He began his career in public accounting in 1968 with the firm of S.D. Leidesdorf & Co., which subsequently merged with Ernst & Young. He has a B.S. in Accounting from Hunter College and is a Certified Public Accountant in the state of New York. Mr. Lipschitz currently serves as a director of New Alternatives for Children, Inc. and the publicly traded companies Majesco Entertainment Company, Finlay Enterprises, Inc. and Forward Industries, Inc.

Edward W. Moneypenny was appointed as a director in March 2006. From 2002 until his retirement in January 2006, Mr. Moneypenny served as Senior Vice President of Finance and Chief Financial Officer of 7-ELEVEN, Inc., the largest chain in the convenience retailing industry. Prior to 2002, Mr. Moneypenny held senior finance officer positions at two former fortune 500 companies in the energy industry, Florida Progress Corporation and Oryx Energy Corporation. Mr. Moneypenny currently serves as a director of the publicly traded company The Timberland Company. Mr. Moneypenny also serves as a director of Saint Joseph’s University and as an executive committee member of the Dean’s Business Council at the University of Illinois, College of Business. He previously served as a member of the board of directors at Oryx Energy Corporation. Mr. Moneypenny graduated from Saint Joseph’s University in Philadelphia with a bachelor’s degree in Accounting and received a master’s degree in Accounting Science from the University of Illinois.

Richard L. Perkal has served as a director since 2004. Mr. Perkal is currently a Senior Managing Director of Bear, Stearns & Co. Inc. and is a Partner of Bear Stearns Merchant Banking, LLC, an affiliate of Bear, Stearns & Co. Inc. and of the controlling shareholder of New York & Company, which he joined in July 2000. Prior to joining Bear, Stearns & Co. Inc., Mr. Perkal was a senior partner in the law firm of Kirkland & Ellis LLP where he headed the Washington, D.C. corporate transactional practice, primarily focusing on leveraged buyouts and recapitalizations. Mr. Perkal currently serves as a director of CamelBak Group, LLC, Stuart Weitzman Holdings, LLC and Vitamin Shoppe Industries Inc.

Arthur E. Reiner has served as a director since 2003 and is currently Chairman and Chief Executive Officer of Finlay Enterprises, Inc. and Finlay Fine Jewelry Corporation. Mr. Reiner joined Finlay in 1995. He became President and Chief Executive Officer of Finlay Enterprises in 1996 and was named Chairman in 1999. Mr. Reiner began his retailing career in 1962 at Bamberger’s, then a division of R. H. Macy’s, and held various positions with Macy’s, including Chairman and Chief Executive Officer of Macy’s Northeast and Macy’s East until 1995. A graduate of Rutgers University, Mr. Reiner served as Chairman of the Education Foundation of the Fashion Institute of Technology from 1985 to 1995 and was named Executive Vice President in 1995. He currently serves as a director of and as a member of the executive committee of Jewelers for Children.

Pamela Grunder Sheiffer was appointed as a director in August 2006. Since 1997, Ms. Grunder Sheiffer has served as President of P. Joyce Associates, Inc., a consulting firm that specializes in retail, manufacturing and licensing and that provides services to investment firms. From 1995 to 1997, she was President of The Design and Source Company, a manufacturer of ladies’ apparel. From 1988 to 1995, she was Vice President of Merchandising and Marketing for the Retail Apparel Group, Inc. d/b/a/ Dots, a retailer of women’s clothing with over 250 stores. Prior to that, Ms. Grunder Sheiffer held various senior management positions in retail, including Senior Vice President of May Department Stores. She is currently Vice Chairman of Learning Leaders, one of New York City’s largest educational non-profit organizations with approximately 15,000 volunteers in the New York City schools. She is a former member of the board of directors of Dan River Mills, Inc., a manufacturer and marketer of textile products for home fashions and apparel fabrics, and is currently a member of the board of directors of Rock of Ages, a granite quarrier, manufacturer and retailer (NASDAQ:  ROAC).

Board and Committee Membership

The Company is a controlled company under New York Stock Exchange rules and therefore is not required to have an independent board, compensation committee or nomination and governance committee. A company of which more than 50% of the voting power is held by an individual, a group or another company is considered to be a controlled company. BSMB/NYCG, LLC, an affiliate of Bear Stearns Merchant Banking, and The Bear Stearns Companies Inc., has held over 50% of the voting power of the Company since its acquisition of Lerner New York Holding, Inc. and its subsidiaries from Limited Brands, Inc. (“Limited Brands”) on November 27, 2002. In addition, the several limited partnerships directly or indirectly controlled by Bear Stearns Merchant Capital II, L.P., referred to herein as “Bear Stearns Merchant Banking,” have the right to designate ten people to the Company’s board of directors pursuant to a stockholders agreement. See “CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS” for a description of material relationships between Bear Stearns Merchant Banking and the Company.

The Company’s business, property and affairs are managed under the direction of the Company’s board of directors. The board of directors has established four committees consisting of an audit committee, a nomination and governance committee, a compensation committee and an ethics committee. Members of the Company’s board of directors are kept informed of its business through discussions with the Company’s Chairman and Chief Executive Officer and other officers by reviewing materials provided to them and by participating in meetings of the board of directors and its committees.

The board of directors of New York & Company, Inc. is currently comprised of twelve directors, eleven of whom are standing for re-election. During fiscal year 2006, the board of directors met seven times. Each director attended at least 75 percent of the aggregate of all meetings of the board of directors and of all committees on which such person served during fiscal year 2006. Four members of the board of directors attended the Company’s annual meeting on June 21, 2006. All board members are encouraged to attend the Company’s Annual Meeting of Stockholders.

The non-management members of the Company’s board of directors hold regularly scheduled executive sessions without management that are chaired by the presiding director. John D. Howard is currently the presiding director of the non-management directors of the Company.

The Audit Committee

Under the terms of its charter, the audit committee represents and assists the board with the oversight of the integrity of the Company’s financial statements, the Company’s compliance with legal and regulatory requirements, the qualifications and independence of the Company’s independent registered public accounting firm, the performance of the Company’s internal audit function, and the preparation of an audit committee report as required by the SEC to be included in the Company’s annual Proxy Statement. The audit committee meets at least four times each year, including periodic meetings held separately with management, the internal auditor, and the independent registered public accounting firm. In fiscal year 2006, the committee met twelve times. At February 3, 2007, the audit committee was comprised of Louis Lipschitz (chairperson), M. Katherine Dwyer and Edward W. Moneypenny.

On May 10, 2007, M. Katherine Dwyer informed the Company that at the conclusion of her current term she intends not to stand for re-election to the Company’s board of directors. The Company anticipates that Pamela Grunder Sheiffer will serve as an independent director to the audit committee to replace Ms. Dwyer after the date of the Annual Meeting.

The board of directors has determined that Louis Lipschitz, chairperson of the audit committee, is an “audit committee financial expert” for purposes of the SEC’s rules adopted pursuant to the Sarbanes-Oxley Act of 2002.

The board of directors has determined that Louis Lipschitz, M. Katherine Dwyer, Edward W. Moneypenny and Pamela Grunder Sheiffer are independent members of the board of directors and the audit committee in accordance with the independence requirements of the New York Stock Exchange and Exchange Act Rule 10A-3.

Mr. Lipschitz currently serves on the audit committees of four public companies. Given that Mr. Lipschitz is retired, the board of directors has determined that his simultaneous service on these other audit committees does not impair Mr. Lipschitz’s ability to serve on the Company’s audit committee.

The Nomination and Governance Committee

Under the terms of its charter, the nomination and governance committee is responsible for assisting the board of directors in its oversight of board composition, corporate governance policies and practices, and related matters. In fiscal year 2006, the nomination and governance committee held four meetings. The nomination and governance committee is currently comprised of Richard P. Crystal (chairperson), John D. Howard, Richard L. Perkal and Ronald W. Ristau.

The nomination and governance committee periodically reviews the appropriate size of the board of directors, whether any vacancies are expected due to retirement or otherwise, and the need for particular expertise on the board of directors. In evaluating and determining whether to recommend a candidate to the board of directors, the committee reviews the appropriate skills and characteristics required of board members in the context of the background of existing members and in light of the perceived needs for the future development of the Company’s business, including issues of diversity and experience in different substantive areas, such as retail operations, marketing, technology, distribution, real estate and finance. Candidates may come to the attention of the committee from a variety of sources, including current board members, stockholders, management, and search firms. The committee shall have sole authority to retain and terminate any search firm used to identify candidates for the board of directors, including the sole authority to approve such firm’s fees and other retention terms. The committee shall also have the authority to retain other professional advisors, when necessary or appropriate. All candidates are reviewed in the same manner regardless of the source of the recommendation. See “STOCKHOLDER PROPOSALS FOR THE 2008 ANNUAL MEETING” for procedures describing how a stockholder can submit a proposal to the board of directors.

The Compensation Committee

Under the terms of its charter, the compensation committee is directly responsible for assisting the board of directors in its oversight of compensation for the Company’s senior management, compensation for the board of directors, evaluation and succession planning for the Chief Executive Officer and related matters. The committee shall have sole authority to retain and terminate any executive compensation consultants engaged to provide advice to the committee related to its responsibilities, including the sole authority to approve such consultants’ fees and other retention terms. The committee shall also have the authority to retain other professional advisors, when necessary or appropriate. In fiscal year 2006, the compensation committee met eight times. The compensation committee is currently comprised of Arthur E. Reiner (chairperson), Bodil M. Arlander and Pamela Grunder Sheiffer.

The Ethics Committee

Under the terms of its charter, the ethics committee is directly responsible for assisting the board of directors in fulfilling its responsibilities relating to the Company’s compliance procedures for the code of business conduct. The ethics committee shall have sole authority to retain and terminate any advisors engaged to provide advice to the ethics committee related to its responsibilities, including the sole authority to approve such advisors’ fees and other retention terms. In fiscal year 2006, the ethics committee met five times. At February 3, 2007, the ethics committee was comprised of M. Katherine Dwyer (chairperson) and Arthur E. Reiner, both of whom have been determined to be independent directors by the board of directors.

On May 10, 2007, M. Katherine Dwyer informed the Company that at the conclusion of her current term she intends not to stand for re-election to the Company’s board of directors. The Company anticipates that Pamela Grunder Sheiffer will serve as an independent director to the ethics committee to replace Ms. Dwyer after the date of the Annual Meeting and that Arthur E. Reiner will assume the chairperson role of the ethics committee at such time.

2006 Director Compensation

The following table summarizes the principal components of fiscal year 2006 compensation for the Company’s board of directors. The compensation set forth below fully reflects compensation for services performed as a member of the Company’s board of directors.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Non- qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
M. Katherine Dwyer	47,000	19,336	—	—	—	—	66,336
David H. Edwab	2,500	19,336	—	—	—	—	21,836
Louis Lipschitz	54,500	19,336	24,128	—	—	—	97,964
Edward W. Moneypenny	47,792	—	21,593	—	—	—	69,385
Arthur E. Reiner	45,500	19,336	—	—	—	—	64,836
Pamela Grunder Sheiffer	30,500	—	8,948	—	—	—	39,448

(1)          Directors who are also employees of the Company, employees of Bear, Stearns & Co. Inc., or otherwise not affirmatively determined to be independent directors in accordance with New York Stock Exchange rules, are not compensated for their duties as a director. All other members of the board of directors are compensated for their services. Each compensated director receives an annual retainer of $25,000, which is supplemented by additional payments of: $1,000 for each board meeting attended in person; $500 for each board meeting attended telephonically; $5,000 annually for acting as a committee chairperson ($10,000 for acting as audit committee chairperson); $1,000 for each committee meeting attended in person ($1,500 for each audit committee meeting attended in person); $500 for each committee meeting attended telephonically; and reasonable travel expenses for in-person attendance at board of directors and committee meetings.

(2)          The amounts in these columns reflect the dollar amount of the value of awards pursuant to the Company’s equity incentive plans recognized as compensation expense for financial statement reporting purposes for fiscal year 2006 in accordance with Statement of Financial Accounting Standards No. 123(R), “Share-Based Payments” (“SFAS 123-R”), excluding any estimate for forfeitures, and thus may include amounts related to awards granted in and prior to fiscal year 2006. For the relevant assumptions used to determine the valuation of stock option and restricted stock awards for fiscal year 2006, fiscal year 2005, and fiscal year 2004, refer to footnote 11, “Share-Based Compensation,” in the Notes to Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for fiscal year 2006, as filed with the SEC on April 6, 2007.

The following table provides information relating to outstanding equity awards held by the non-management directors at fiscal year end, February 3, 2007.

	Option Awards		Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Number of Shares of Stock That Have Not Vested (#)
M. Katherine Dwyer	78,758	—	3,500
David H. Edwab	60,853	—	3,500
Louis Lipschitz	3,334	6,666	3,500
Edward W. Moneypenny	—	10,000	—
Arthur E. Reiner	93,929	—	3,500
Pamela Grunder Sheiffer	—	10,000	—

CORPORATE GOVERNANCE

Board Committee Charters

The charters for the Company’s audit committee, nomination and governance committee, compensation committee and ethics committee are available free of charge on the Company’s website at http://www.nyandcompany.com, or upon written request to the Corporate Secretary, New York & Company, 450 West 33rd Street, 5th Floor, New York, NY 10001. A copy of the audit committee charter is also attached to this Proxy Statement as Annex 1.

Corporate Governance Guidelines

The board of directors of the Company adopted the corporate governance guidelines to assist in the exercise of its responsibilities. The Company’s corporate governance guidelines are available free of charge on the Company’s website at http://www.nyandcompany.com, or upon written request to the Corporate Secretary, New York & Company, 450 West 33rd Street, 5th Floor, New York, NY 10001.

Code of Business Conduct Guidelines

The Company has code of business conduct guidelines that apply to all Company associates, including its principal executive officer, principal financial officer and principal accounting officer, as well as members of the board of directors. The code of business conduct guidelines are available free of charge on the Company’s website at http://www.nyandcompany.com, or upon written request to the Corporate Secretary, New York & Company, 450 West 33rd Street, 5th Floor, New York, NY 10001. Any updates or amendments to the code of business conduct guidelines, and any waiver that applies to a director or executive officer, will also be posted on the website.

Stockholder Communications with the Board of Directors

Stockholders and other interested parties may contact the board of directors, the presiding director, or the non-management directors as a group (c/o the Chairperson of the Ethics Committee) at the following address:

Board of Directors or
Chairperson of the Ethics Committee
New York & Company
450 West 33rd Street
5th Floor
New York, NY 10001

Communications regarding accounting, internal accounting controls or auditing matters may also be reported to the Company’s board of directors using the above address or through the Company’s Ethics Hotline. Information about how to contact the board of directors and the Ethics Hotline is also available on the Company’s website at http://www.nyandcompany.com.

ITEM 2—Ratification of Independent Registered Public Accounting Firm

The board of directors, upon the recommendation of its audit committee, has ratified the selection of Ernst & Young LLP to serve as the Company’s independent registered public accounting firm for fiscal year 2007, subject to ratification by the Company’s stockholders.

Representatives of Ernst & Young LLP will be present at the Meeting to answer questions. They also will have the opportunity to make a statement if they desire to do so.

The Company is asking its stockholders to ratify the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm. Although ratification is not required by the Company’s by-laws or otherwise, the board of directors is submitting the selection of Ernst & Young LLP to the Company’s stockholders for ratification because the Company values its stockholders’ views on the Company’s independent registered public accounting firm and as a matter of good corporate practice. In the event that the Company’s stockholders fail to ratify the selection, it will be considered as a direction to the board of directors and the audit committee to consider the selection of a different firm. Even if the selection is ratified, the audit committee in its discretion may select a different independent registered public accounting firm, subject to ratification by the board of directors, at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders.

The board of directors unanimously recommends a vote FOR the ratification of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal year 2007.

Audit and Non-Audit Fees

The following table presents fees for professional audit services rendered by Ernst & Young LLP for the audit of the Company’s annual financial statements for fiscal year 2006 and fiscal year 2005, and fees billed for other services rendered by Ernst & Young LLP during those periods.

	Fiscal Year 2006	Fiscal Year 2005
Audit fees(1)	$827,315	$1,061,510
Audit-related fees(2)	—	27,000
Tax fees(3)	139,875	264,000
All other fees	2,709	2,716
Total	$969,899	$1,355,226

(1)          Audit fees consist of audit work performed in connection with the annual financial statements and the effectiveness of the Company’s internal control over financial reporting and management’s assessment thereof, as required by Section 404 of the Sarbanes-Oxley Act of 2002, the reviews of unaudited quarterly financial statements, and work generally only the independent registered public accounting firm can reasonably provide, such as consents, comfort letters and review of documents filed with the SEC.

(2)          Audit-related fees include consultation services for internal control reviews in fiscal year 2005.

(3)          Tax fees include tax compliance preparation and tax planning services for federal, state and local income tax and sales and use tax.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of the Independent Registered Public Accounting Firm

Consistent with SEC policies regarding auditor independence, the audit committee has responsibility for appointing, setting compensation and overseeing the work of the independent registered public accounting firm. In recognition of this responsibility, the audit committee has established a policy to pre-

approve all audit and permissible non-audit services provided by the independent registered public accounting firm.

Prior to engagement of the independent registered public accounting firm for the next year’s audit, management will submit a list of services and related fees expected to be rendered during that year within each of four categories of services to the audit committee for approval:

1.      Audit services include audit work performed on the financial statements and internal control over financial reporting, as well as work that generally only the independent registered public accounting firm can reasonably be expected to provide, including comfort letters, statutory audits, and discussions surrounding the proper application of financial accounting and/or reporting standards;

2.      Audit-Related services are for assurance and related services that are traditionally performed by the independent registered public accounting firm, including due diligence related to mergers and acquisitions, employee benefit plan audits, and special procedures required to meet certain regulatory requirements;

3.      Tax services include all services, except those services specifically related to the audit of the financial statements, performed by the independent registered public accounting firm’s tax personnel, including tax analysis; assisting with coordination of execution of tax-related activities, primarily in the area of corporate development; supporting other tax-related regulatory requirements; and tax compliance and reporting; and

4.      All Other services are those services not captured in the audit, audit-related or tax categories. The Company generally does not request such services from the independent registered public accounting firm.

The fees are budgeted and the audit committee requires the independent registered public accounting firm and management to report actual fees versus the budget periodically throughout the year by category of service. During the year, circumstances may arise when it may become necessary to engage the independent registered public accounting firm for additional services not contemplated in the original pre-approval categories. In those instances, the audit committee requires specific pre-approval before engaging the independent registered public accounting firm.

The audit committee may delegate pre-approval authority to one or more of its members. The member to whom such authority is delegated must report, for informational purposes only, any pre-approval decisions to the audit committee at its next scheduled meeting.

Audit Committee Report

The role of the audit committee is to assist the board of directors in fulfilling its oversight responsibilities with respect to the accounting and financial reporting processes of the Company, including its internal control over financial reporting. Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls. The Company’s independent registered public accounting firm, Ernst & Young LLP, is responsible for auditing the financial statements and expressing an opinion as to their conformity with generally accepted accounting principles, reviewing the unaudited quarterly financial statements and auditing and expressing opinions on both management’s assessment of and the effectiveness of the Company’s internal control over financial reporting.

During fiscal year 2006, the audit committee met and held discussions with management and the independent registered public accounting firm and independently as a committee to fulfill its responsibilities pursuant to the Company’s audit committee charter. Management represented to the audit committee that the Company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the audit committee has reviewed and discussed the consolidated financial statements as of and for the year ended February 3, 2007 with management and the independent registered public accounting firm, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements. In addition, the audit committee reviewed and discussed with management and the Company’s independent registered public accounting firm both management’s annual report on internal control over financial reporting and the report of the independent registered public accounting firm thereto. The audit committee discussed with the independent registered public accounting firm all matters required to be discussed by generally accepted auditing standards, including those described in Statement on Auditing Standards No. 61, as amended, “Communication With Audit Committees.”

In addition, the audit committee has discussed with the independent registered public accounting firm the auditor’s independence from the Company and its management, including the matters in the written disclosures required by the Independence Standards Board Standard No. 1, “Independence Discussions With Audit Committees.” The audit committee also has considered whether the independent registered public accounting firm’s provision of non-audit services to the Company is compatible with the auditor’s independence. The audit committee has concluded that the independent registered public accounting firm, Ernst & Young LLP, is independent from the Company and its management (see “CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS”).

The audit committee discussed with the Company’s independent registered public accounting firm the overall scope and plans for its integrated audit of the Company’s financial statements and internal control over financial reporting. In addition, the audit committee met with the independent registered public accounting firm, with and without management present, to discuss the results of their examinations, the evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting.

In reliance on the reviews and discussions referred to above, the audit committee recommended to the board of directors, and the board has approved, that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended February 3, 2007, for filing with the Securities and Exchange Commission. The audit committee has selected, and the board of directors has ratified, the Company’s independent registered public accounting firm, Ernst & Young LLP.

Louis Lipschitz (Chairperson)
M. Katherine Dwyer
Edward W. Moneypenny

EXECUTIVE OFFICERS

The following table sets forth the name, age and principal position of each of the Company’s executive officers:

Name	Age	Position
Richard P. Crystal	62	Chairman, Chief Executive Officer and Director
Ronald W. Ristau	53	President, Chief Financial Officer and Director
John E. DeWolf III	52	Executive Vice President, Real Estate and Strategic Initiatives
Sheamus G. Toal	38	Senior Vice President and Chief Accounting Officer
Sandra Brooslin Viviano	51	Executive Vice President, Human Resources

See the table under “Nominees for Directors” for the past business experience of Richard P. Crystal and Ronald W. Ristau.

John E. DeWolf III was named Executive Vice President, Real Estate and Strategic Initiatives in 2007 and had served as Executive Vice President, Real Estate since 2003. Previously, Mr. DeWolf was Senior Vice President, Development at New England Development. Prior to that, he served as Senior Vice President, Real Estate at Woolworth Corporation. Additionally, Mr. DeWolf was employed at Disney Stores Inc. and The Limited, Inc. Mr. DeWolf began his career in real estate at The Pyramid Companies. Mr. DeWolf has over 25 years of experience in real estate and holds a B.S. and a J.D. from Syracuse University.

Sheamus G. Toal was named Senior Vice President and Chief Accounting Officer in 2007. Mr. Toal has served as the Company’s Vice President, Controller and Treasurer and its Principal Accounting Officer since 2004. Prior to that, Mr. Toal was the Vice President and Controller of Footstar, Inc. (a specialty retailer) from 2002 to 2004 and was its Controller from 2001 to 2002. Prior to that, Mr. Toal served in a variety of senior financial management positions with Standard Motor Products, Inc. from 1997 to 2001. Mr. Toal began his career with KPMG LLP where he served in various roles, including a management level position within KPMG’s Manufacturing, Retail and Distribution Group. Mr. Toal holds a B.S. in Accounting from St. John’s University. Mr. Toal is a Certified Public Accountant in the state of New York.

Sandra Brooslin Viviano was named Executive Vice President, Human Resources in 2003 and had served as Vice President, Human Resources since 2002. Previously, Ms. Brooslin Viviano was the Director of Human Resources for Victoria’s Secret Direct, LLC’s Executive Office and spent 10 years in human resources and merchandising positions with Victoria’s Secret Direct, LLC and Victoria’s Secret Stores, Inc. She began her career in retailing with Casual Corner Group. Ms. Brooslin Viviano has more than 20 years of specialty retailing experience and holds a B.A. from the University of Massachusetts.

SECURITIES OWNERSHIP OF OFFICERS, DIRECTORS AND OWNERS OF 5%
OR MORE OF THE COMPANY’S COMMON STOCK

The following table sets forth information known to the Company with respect to the beneficial ownership of its common stock as of May 4, 2007. The table reflects the beneficial ownership by (i) each stockholder known by the Company to own beneficially more than 5% of its common stock, (ii) each executive officer listed in the Summary Compensation Table (the “named executive officers”), (iii) each of its directors, and (iv) all of its directors and executive officers as a group. Beneficial ownership is determined in accordance with the rules of the SEC. Such rules provide that in calculating the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options held by that person that are currently exercisable or will become exercisable within 60 days after May 4, 2007 are deemed to be outstanding.

Name of beneficial owner	Amount and nature of beneficial ownership(1)		Percent of class(1)
Richard P. Crystal	2,269,904	(2)	3.79%
Ronald W. Ristau	1,572,668	(3)	2.67%
John E. DeWolf III	294,153	(4)	*
Robert J. Luzzi	6,666	(5)	*
Sheamus G. Toal	16,500	(6)	*
Sandra Brooslin Viviano	253,016	(7)	*
Bodil M. Arlander	—	(8)	*
Philip M. Carpenter III	—	(9)	*
M. Katherine Dwyer	82,258	(10)	*
David H. Edwab	64,353	(11)	*
John D. Howard	31,618,972	(12)	54.47%
Louis Lipschitz	6,834	(13)	*
Edward W. Moneypenny	3,333	(14)	*
Richard L. Perkal	—	(15)	*
Arthur E. Reiner	107,429	(16)	*
Pamela Grunder Sheiffer	—		*
Snow Capital Management, L.P.	4,872,861	(17)	8.40%
BSMB/NYCG LLC	31,618,972	(12)	54.47%
All directors and executive officers as a group (15 persons)	36,289,420		59.09%

                 * Less than 1%.

       (1) Information as to the percentage of shares beneficially owned is calculated based on 58,043,382 shares of common stock outstanding on May 4, 2007. Under the rules of the SEC, a person is deemed to be a “beneficial owner” of a security if that person has or shares voting power, which includes the power to vote or direct the voting of such security, or investment power, which includes the power to dispose of or to direct the disposition of such security. Except as otherwise indicated in these footnotes, each of the beneficial owners has, to the Company’s knowledge, sole voting and investment power with respect to the indicated shares of common stock. Unless otherwise noted, the address of each beneficial owner is 450 W. 33rd Street, 5th Floor, New York, NY 10001.

       (2) Includes 343,553 shares of common stock, 15,000 shares of restricted stock and 1,911,351 shares of common stock issuable upon exercise of options. Does not include 89,068 shares beneficially owned by the Lara Crystal 2004 Trust; 89,068 shares beneficially owned by the Jessica Crystal 2004 Trust; 89,068 shares beneficially owned by the Meredith Cohen 2004 Trust; or 89,068 shares beneficially owned by the Ian Crystal 2004 Trust. Mr. Crystal disclaims beneficial ownership of such shares.

       (3) Includes 634,525 shares of common stock, 7,500 shares of restricted stock and 930,643 shares of common stock issuable upon exercise of options.

       (4) Includes 59,362 shares of common stock, which have been pledged by Mr. DeWolf as security, 219,791 shares of common stock issuable upon exercise of options, and 15,000 shares of common stock owned by Mr. DeWolf’s immediate family members, for which he disclaims beneficial ownership, except to the extent of his pecuniary interest therein.

       (5) Includes 6,666 shares of common stock issuable upon exercise of options. Mr. Luzzi resigned and is no longer employed by the Company, effective April 27, 2007.

       (6) Includes 16,500 shares of common stock issuable upon exercise of options.

       (7) Includes 125,610 shares of common stock and 127,406 shares of common stock issuable upon exercise of options.

       (8) Ms. Arlander is employed by Bear, Stearns & Co. Inc., a broker/dealer. Her address is 383 Madison Avenue, 40th Floor, New York, NY 10179.

       (9) Mr. Carpenter is employed by Bear, Stearns & Co. Inc., a broker/dealer. His address is 383 Madison Avenue, 40th Floor, New York, NY 10179.

(10) Includes 78,758 shares of common stock and 3,500 shares of restricted stock.

(11) Includes 3,500 shares of restricted stock and 60,853 shares of common stock issuable upon exercise of options.

(12) John D. Howard is employed by Bear, Stearns & Co. Inc., a broker/dealer. Mr. Howard, by virtue of his status as the sole member of JDH Management, LLC, and The Bear Stearns Companies Inc. may be deemed to share beneficial ownership of shares owned of record by Bear Stearns Merchant Banking and BSMB/NYCG LLC. Mr. Howard and The Bear Stearns Companies Inc. share investment and voting power with respect to shares owned by Bear Stearns Merchant Banking and BSMB/NYCG LLC, but disclaim beneficial ownership of such shares except to the extent of their pecuniary interest therein. BSMB/NYCG LLC is an affiliate of, and is controlled by, Bear Stearns Merchant Banking and an affiliate of The Bear Stearns Companies Inc., a broker/dealer. The Bear Stearns Companies Inc. is the managing member of Bear Stearns Merchant GP II, LLC, which is the general partner of Bear Stearns Merchant Capital II, L.P., the general partner of Bear Stearns Merchant Banking. Bear Stearns Merchant Banking has the right to designate ten persons to the Company’s board of directors pursuant to a stockholders agreement. BSMB/NYCG LLC acquired its shares of common stock for resale in the original acquisition transaction with Limited Brands on November 27, 2002. The business address for Mr. Howard and each of the entities identified in this footnote is 383 Madison Avenue, New York, NY 10179.

(13) Includes 3,500 shares of restricted stock and 3,334 shares of common stock issuable upon exercise of options.

(14) Includes 3,333 shares of common stock issuable upon exercise of options.

(15) Mr. Perkal is employed by Bear, Stearns & Co. Inc., a broker/dealer. His address is 383 Madison Avenue, 40th Floor, New York, NY 10179.

(16) Includes 3,500 shares of restricted stock, 93,929 shares of common stock issuable upon exercise of options, and 10,000 shares of common stock owned by the Reiner Family Trust, for which Mr. Reiner has sole voting and investment power. Mr. Reiner disclaims beneficial ownership of the shares owned by the Reiner Family Trust, except to the extent of his pecuniary interest.

(17) This information is based on a Schedule 13G filed on February 5, 2007 with the SEC. Snow Capital Management, L.P. has sole voting power over 4,820,101 shares and dispositive power over 4,872,861 shares. The address of Snow Capital Management, L.P. is 2100 Georgetowne Drive, Suite 400, Sewickley, PA 15143.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s directors and executive officers, and persons who own more than ten percent (10%) of the New York & Company outstanding common stock, to file with the SEC an initial report of ownership and report changes in ownership of common stock. Based on the Company’s records and other information, the Company believes that during the fiscal year ended February 3, 2007 the Company’s directors and executive officers met all applicable filing requirements, other than an unintentional omission on (a) one report filed on Form 3 for John E. DeWolf III and (b) one report filed on Form 4 for each of David H. Edwab, Edward W. Moneypenny, and Arthur E. Reiner, which were amended in subsequent filings.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The compensation committee has reviewed and discussed with management the disclosures contained in the “Compensation Discussion and Analysis” section of this Proxy Statement. Based upon this review and its discussions, the compensation committee has recommended to the Company’s board of directors that the “Compensation Discussion and Analysis” section be included in the Company’s 2007 Proxy Statement.

Arthur E. Reiner (Chairperson)
Bodil M. Arlander
Pamela Grunder Sheiffer

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Compensation Philosophy

The executive compensation program of the Company has been designed to motivate, reward, attract, and retain the management deemed essential to ensure the success of the Company. The program seeks to align executive compensation with Company objectives, business strategy, and financial performance. In applying these principles, the Company seeks to:

•       Reward executives for the enhancement of stockholder value;

•       Support an environment that rewards performance with respect to Company goals, as well as Company performance relative to industry competitors;

•       Integrate incentive compensation programs with the short and long-term strategic plans of the Company;

•       Attract and retain key executives critical to the long-term success of the Company; and

•       Align the interests of executives with the long-term interests of stockholders through award opportunities that can result in ownership of stock.

Establishing Compensation

The board of directors has delegated authority to its compensation committee (the “committee”) with respect to the Company’s overall compensation policy, including authority to establish the annual salary and incentive compensation targets, including cash bonuses and share-based awards, for the Chief Executive Officer and the President and Chief Financial Officer, approval of the compensation structure for the other executive officers of the Company, and review of the Chief Executive Officer’s recommendations with respect to executive officer compensation.

Twice each year, the Chief Executive Officer evaluates the performance of the other executive officers against their established goals and objectives. Annually, the Chief Executive Officer uses the results of these evaluations to determine the compensation package for the Executive Vice President of Human Resources to be recommended for approval by the committee and, in partnership with the President and Chief Financial Officer and the Executive Vice President of Human Resources, determines compensation packages for the other executive officers to be recommended for approval by the committee. The committee meets in executive session annually, typically in February or March, to evaluate the performance of the executive officers, and to establish their base salaries, cash incentive compensation, and share-based incentive compensation to be effective in the first fiscal quarter of the current year. The Chief Executive Officer may request an executive session with the committee at an interim date to review the compensation package of an executive officer in the event of unforeseen organizational or responsibility changes, including new hires, that occur during the year.

In determining compensation components and levels, including retirement benefits, the committee considers the scope of the executive’s responsibility, the Company’s overall performance, the executive’s overall performance and future potential, the cash, equity and total compensation paid by competitors to employees in comparable positions, and the executive’s income potential resulting from common stock acquired and stock options received prior to the Company’s initial public offering in October 2004.

On November 27, 2002, Bear Stearns Merchant Banking and certain members of management, established New York & Company, Inc. for the purpose of acquiring all of the outstanding shares of Lerner New York Holding, Inc. from Limited Brands, Inc. In an effort to give certain key employees incentive to establish the infrastructure necessary for the Company to operate and be profitable as a stand-alone company, key employees were given the opportunity to purchase New York & Company, Inc. common stock and were granted stock options to purchase New York & Company, Inc. common stock that have since vested or will vest by the end of fiscal year 2007, if all performance targets are met.

In addition to the other factors considered when establishing compensation packages, the committee believes that information regarding pay practices at other companies is useful in two respects. First, the committee recognizes that its compensation practices must be competitive in the marketplace in order to attract and retain executives. Second, this marketplace information, among other factors, is considered by the committee to assess the reasonableness of compensation.

Compensation Consultant

The Company reviews a survey prepared by an outside compensation consultant, the Hay Group. The Hay Group’s Retail Total Remuneration Survey is used by the Company to compare its annual cash compensation and annual share-based compensation to market data from jobs of similar scope and complexity. The Company uses this information and the information regarding pay practices at other companies to achieve an overall compensation level, including mix of compensation types, that it deems competitive and appropriate. Total overall target compensation for named executive officers generally ranges between the 50th and 75th percentiles of its peers. These percentiles vary depending on the factors discussed above regarding the determination of compensation components and compensation levels for named executive officers.

Compensation Components

The Company’s executive officer compensation includes both short-term and long-term components. Short-term compensation consists of an executive officer’s annual base salary and annual cash incentive compensation. Long-term compensation may include grants of stock options, restricted stock or other share-based incentives established by the Company, as determined by the board of directors. The components of executive compensation are explained in more detail below:

Annual Base Salary.   The committee periodically reviews the base salaries of its executive officers and approves adjustments, as appropriate, based on the factors discussed above.

Incentive Compensation Plan.   The Company’s incentive compensation plan provides its senior management with cash bonuses linked to the seasonal financial results of the business. Target spring and fall bonus levels are set for each executive participating in the program (as a percentage of base salary) with a target bonus attained if the Company meets certain performance results. Beginning in fiscal year 2005, those performance results have been measured against the Company’s operating income; prior to that, performance results were measured against EBITDA. Upon becoming a publicly-traded company, the committee approved the use of the GAAP defined measure of operating income as the target metric for the Company’s incentive compensation plan. Each fiscal year the committee approves the Company’s minimum, target and maximum operating income levels for the incentive compensation plan. If operating income falls below the minimum threshold, no incentive compensation is paid. If operating income falls between the minimum threshold and the target, executives can earn between 20% and 100% of their target bonus. If operating income falls between the target and the maximum threshold, executives can earn between 100% and 200% of their target bonus. In 2006 target bonuses ranged from 50% to 110% of base salary for named executive officers, depending on each executive’s level of responsibility for the Company’s performance.

The table below indicates the minimum, target and maximum bonus as a percentage of base salary for each of the Company’s named executive officers in fiscal year 2006:

Name	Minimum Bonus	Target Bonus	Maximum Bonus
Richard P. Crystal	0%	110%	220%
Ronald W. Ristau	0%	70%	140%
John E. DeWolf III	0%	60%	120%
Robert J. Luzzi(1)	0%	60%	120%
Sandra Brooslin Viviano	0%	50%	100%

(1)          Mr. Luzzi resigned and is no longer employed by the Company, effective April 27, 2007.

Share-based Payment Awards.   The New York & Company, Inc. Amended and Restated 2002 Stock Option Plan (the “2002 Plan”) was approved by the Company’s board of directors and stockholders in 2002 and amended in 2004. The 2002 Plan provides for the grant of either incentive stock options or non-qualified stock options.

The New York & Company, Inc. 2006 Long-Term Incentive Plan (the “2006 Plan”) was approved by the Company’s board of directors and stockholders on May 3, 2006 and June 21, 2006, respectively. Upon stockholder approval of the 2006 Plan, the 2002 Plan ceased to be available for the grant of new incentive awards, other than awards granted wholly from shares returned to the 2002 Plan by forfeiture after May 5, 2006; all other new incentive awards are to be granted under the 2006 Plan. The 2006 Plan provides for the grant of incentive or non-qualified stock options, stock appreciation rights, restricted stock, deferred stock and performance awards to eligible participants.

The principal purpose of both the 2002 Plan and the 2006 Plan (together, referred to herein as the “Plans”) is to promote the long-term growth and profitability of the Company and its subsidiaries by (i) providing executive officers, as well as other key employees, and non-employee directors of the Company with incentives to maximize stockholder value and otherwise contribute to the success of the Company and (ii) enabling the Company to attract, retain and reward the best available persons for positions of responsibility. Certain awards under both Plans may be conditioned on the Company achieving certain performance goals that are based on one or more of the following business criteria: revenue growth, earnings per share, EBITDA, net income, return on equity, return on invested capital and return on net assets.

In 2006, the Company issued stock options to the named executive officers with an exercise price equal to the Company’s closing stock price listed on the New York Stock Exchange on the date of grant (See Grants of Plan-Based Awards in Fiscal Year 2006 table). The grant date for all share-based awards the Company issues is a date on or after the date the committee approves the terms of the award and, in the case of a new hire, on or after the new hire start date. The vesting periods for stock options granted to named executive officers in 2006 range from three to five years. Under most circumstances other than a change in control, (see the “Potential Payments Upon Termination or Change in Control” section of this Proxy Statement) if a named executive officer ceases to be employed by the Company, unvested stock options are forfeited and vested options may be required to be exercised.

On August 16, 2006, Mr. Crystal and Mr. Ristau were issued 15,000 and 7,500 shares of restricted stock under the 2006 Plan, respectively, which provide for the same dividend and voting rights as a holder of common stock. These shares of restricted stock are subject to cliff vesting based on the Company’s fully diluted earnings per share (“EPS”) growth in relation to a peer group consisting of 21 publicly-traded companies and continuous employment from the grant date through August 16, 2010. If the Company’s EPS growth rate meets or exceeds the median EPS growth rate of the peer group of companies the shares will be earned over five separate periods as follows: 12.5% for the six months ending February 3, 2007, 25% for fiscal year 2007, 25% for fiscal year 2008, 25% for fiscal year 2009, and 12.5% for the six months ending August 16, 2010. If on August 16, 2010, the Company’s four-year compounded EPS growth rate meets or exceeds the median four-year compounded EPS growth rate of the peer group of companies, any shares not previously earned will be deemed earned, and all earned shares will vest. In the case of death or disability, all earned shares will vest in accordance with the executive’s award agreement.

The following similarities to the Company were considered when selecting the 21 companies to be included in the peer group used for the performance targets described above: publicly-traded retail companies who are primarily mall-based, target consumers with similar income levels, and have a nation-wide presence.

All Other Compensation.   Each executive officer is eligible to participate in the Company’s benefit plans, such as medical, dental, disability, group life and business travel life insurance. Executive officers participate in the benefit plans on the same basis as most other Company associates, but also receive enhanced disability and life insurance and reimbursement of up to $10,000 per year for medical expenses not covered by the Company’s benefit plan that most other Company associates receive.

The Company contributes to a defined contribution savings and retirement plan (the “SARP”) qualifying under section 401(k) of the Internal Revenue Code. Participation in the SARP is available to all non-union affiliated associates who have completed 1,000 or more hours of service with the Company during certain twelve-month periods and have attained the age of 21. Participants may contribute an aggregate of up to 15% of their pay to the SARP, subject to Internal Revenue Service (“IRS”) limits. The Company matches 100% of the employee’s contribution up to a maximum of 4% of the employee’s pay, subject to IRS limits. The Company match is immediately vested. In addition, the Company makes a discretionary retirement contribution ranging from 3% to 8% of each participant’s base salary depending on length of service, which is also subject to IRS limits. For retirement contributions made prior to January 1, 2007, the Company’s retirement contribution vests 20% per year, beginning in the third year of service. As a result of the adoption of new pension plan legislation in 2006, beginning in 2007, the vesting period for new contributions made by the Company will begin in the second year of service.

Mr. Crystal and Mr. Ristau receive reimbursement from the Company for up to $20,000 and $10,000 per year, respectively, for life insurance premiums, plus a gross-up amount for the related income taxes.

Mr. Crystal, along with other executives, routinely visits stores and potential new store locations. As such, the Company purchased time-shares in two aircraft to facilitate this work-related travel. The committee has approved an aircraft leasing agreement between Mr. Crystal and the Company, whereby Mr. Crystal can use the aircraft for up to a total of 25 hours of personal flying time in a given year. Under this leasing agreement, Mr. Crystal reimburses the Company for his personal use of an aircraft at a price equal to two times the cost of fuel plus certain incidental costs. The aircraft leasing agreement is in accordance with all applicable Federal Aviation Regulations. In addition, the committee has approved Mr. Crystal’s personal use of an automobile driver who is employed by the Company.

Executive officers did not receive any other perquisites or other personal benefits or property in 2006.

Allocation of Compensation Components

There is no pre-established policy or target for the allocation between either cash and non-cash or short-term and long-term incentive compensation. Rather, the committee reviews information provided by the Hay Group, and other sources, to determine the appropriate level and mix of incentive compensation. Income from such incentive compensation is realized as a result of the performance of the Company or the individual, depending on the type of award, compared to established goals.

Employment Agreements-Termination, Change in Control and Non-Compete/Non-Solicitation Arrangements

On August 25, 2004, the Company entered into amended and restated employment agreements with Richard P. Crystal and Ronald W. Ristau, certain provisions of which became effective upon the consummation of the Company’s initial public offering. These employment agreements will remain effective through August 25, 2007 and are automatically renewable for additional one year terms, unless either the executive or the Company provides written notice to the other at least 90 days prior to the end of the then current term that such party elects not to extend the term of the agreement. Under the terms of these agreements, the base salary of Mr. Crystal and Mr. Ristau will be subject to annual review and may be increased by the committee for any period, based on the executive’s and the Company’s performance, among other pertinent factors. Mr. Crystal and Mr. Ristau are currently entitled to annual base salaries of $925,000 and $600,000 per year, respectively. Mr. Crystal and Mr. Ristau are also entitled to participate in the Company’s employee benefit plans, equity incentive compensation plans and cash incentive compensation plan, which provides for performance-based bonuses (currently 110% and 75% of base salary, respectively). Mr. Crystal’s current base salary reflects an increase from $900,000, during the first quarter of fiscal year 2007, in connection with his annual performance review. Mr. Ristau’s current base salary and target bonus reflects an increase from $575,000 and 70% of base salary, respectively, during the first quarter of fiscal year 2007, in connection with his annual performance review and promotion to President and Chief Financial Officer.

Each of Mr. Crystal and Mr. Ristau is entitled to receive termination payments and other benefits from the Company following termination of his employment by the Company without cause (including the Company’s failure to renew), if he resigns with good reason, if he is terminated within 24-months of a change in control, or if employment is terminated by reason of disability or death. In accordance with the executives’ stock option agreements, in the event that the Company consummates a transaction whereby a third party (a) acquires outstanding common stock of the Company possessing the voting power to elect a majority of the members to the Company’s board of directors or (b) acquires assets constituting all or substantially all of the assets of the Company, regardless of whether or not the executive is terminated, the executive’s unvested stock options will immediately vest. If necessary to prevent such executive officers from being subject to tax under Section 409A of the Internal Revenue Code, any payments made under their employment agreements will not be paid until six months after employment termination. The termination-related terms; “cause,” “good reason,” “change in control,” and “disability;” and the associated termination payments referred to above are discussed further in the “Potential Payments Upon Termination or Change in Control” section of this Proxy Statement. Mr. Crystal and Mr. Ristau’s employment agreements also restrict the executives’ business activities that compete with the Company’s business for two years from the date of termination and the solicitation of its employees for three years from the date of termination.

The Company has entered into letter agreements of employment with John E. DeWolf III and Sandra Brooslin Viviano. Under the terms of these agreements, Mr. DeWolf and Ms. Brooslin Viviano are currently entitled to annual base salaries of $400,000 and $335,000, respectively, which the committee, at any time, may increase or decrease based on the executive’s and the Company’s performance, among other pertinent factors. Mr. DeWolf and Ms. Brooslin Viviano are also entitled to participate in the Company’s employee benefit plans, equity incentive compensation plans and cash incentive compensation plan, which provides for performance-based bonuses (currently 60% and 50% of base salary, respectively). Mr. DeWolf’s current base salary reflects an increase from $370,000 in January 2007, in connection with his promotion to Executive Vice President, Real Estate and Strategic Initiatives. Ms. Brooslin Viviano’s current base salary reflects an increase from $310,000, during the first quarter of fiscal year 2007, in connection with her annual performance review. In addition, the committee approved awards to each of Mr. DeWolf and Ms. Brooslin Viviano of options to purchase 10,000 shares of the Company’s common stock at the closing stock price of the Company on the grant date, which was $16.00. The options become exercisable in five annual installments as follows: 15% on March 21, 2008, 15% on March 21, 2009, 20% on March 21, 2010, 25% on March 21, 2011, and 25% on March 21, 2012.

Each of Mr. DeWolf and Ms. Brooslin Viviano is entitled to receive termination payments and other benefits from the Company following termination of his or her employment by the Company without cause or by reason of disability or death. In accordance with the executives’ stock option agreements, in the event that the Company consummates a transaction whereby a third party (a) acquires outstanding common stock of the Company possessing the voting power to elect a majority of the members to the Company’s board of directors or (b) acquires assets constituting all or substantially all of the assets of the Company, regardless of whether or not the executive is terminated, the executive’s unvested stock options will immediately vest. If necessary to prevent such executive officers from being subject to tax under Section 409A of the Internal Revenue Code, any payments made under their letter agreements of employment will not be paid until six months after employment termination. Refer to the “Potential Payments Upon Termination or Change in Control” section of this Proxy Statement for a further discussion of the termination payments. Mr. DeWolf has agreed to be bound by an 18 month non-compete provision upon voluntary resignation or termination for cause, and an 18 month non-solicitation provision. Ms. Brooslin Viviano has agreed to be bound by a six month non-compete provision upon voluntary resignation or termination for cause, and a 24 month non-solicitation provision.

No termination payments are due to Mr. Luzzi as a result of his voluntary resignation. Mr. Luzzi has agreed to be bound by an 18 month non-compete provision and an 18 month non-solicitation provision.

Accounting and Tax Treatment

Accounting Treatment

The Company accounts for share-based payment awards in accordance with SFAS 123-R, which requires that all forms of share-based payments be treated as compensation expense and recognized in the Company’s consolidated statement of income over the vesting period.

Cash compensation or non-equity compensation, including base salary and incentive compensation, is recorded as an expense with an offsetting liability in the Company’s consolidated financial statements as it is earned.

The Company accounts for income taxes in accordance with SFAS No. 109, “Accounting for Income Taxes,” as interpreted by Financial Accounting Standards Board Interpretation No. 48, “Accounting for Uncertainty in Income Taxes.”

Tax Treatment

As part of its role, the committee reviews and considers the deductibility of executive compensation under Section 162(m) of the Internal Revenue Code, which provides that the Company may not deduct compensation of more than $1,000,000 that is paid to certain individuals, not including qualifying incentive-based compensation. The Company believes that compensation paid under the management incentive plans is generally fully deductible for federal income tax purposes. However, in certain situations, the committee may approve compensation that will not meet these requirements in order to ensure competitive levels of total compensation for its executive officers. Based on current levels of compensation, no executive officer is expected to receive compensation for fiscal year 2007 services that would be non-deductible under Section 162(m) of the Internal Revenue Code. Accordingly, the committee has not considered any revisions to its policies and programs in response to this provision of law.

The following is a general description of the federal income tax consequences to the participant and the Company with regard to the types of share-based payment awards granted to the named executive officers as of February 3, 2007:

Incentive stock-options.   There typically will be no federal income tax consequences to the optionee or to the Company upon the grant of an incentive stock option. As discussed subsequently in this paragraph, the exercise of an incentive stock option may result in alternative minimum tax consequences to the optionee. If the optionee holds the option shares for the required holding period of at least two years after the date the option was granted and one year after exercise, the difference between the exercise price and the amount realized upon sale or disposition of the option shares will be long-term capital gain or loss, and the Company will not be entitled to a federal income tax deduction. If the optionee disposes of the option shares in a sale, exchange, or other disqualifying disposition before the required holding period ends, he or she will recognize taxable ordinary income in an amount equal to the excess of the fair market value of the option shares at the time of exercise over the exercise price, and the Company will be allowed a federal income tax deduction equal to such amount. While the exercise of an incentive stock option does not result in current taxable income, the excess of the fair market value of the option shares at the time of exercise over the exercise price will be an item of adjustment for purposes of determining the optionee’s alternative minimum taxable income. Thus, exercise of an incentive stock option may trigger alternative minimum tax.

Non-qualified stock-options.   There typically will be no federal income tax consequences to the optionee or to the Company upon the grant of a non-qualified stock option under the Plans. When the optionee exercises a non-qualified option, however, he or she will recognize ordinary income in an amount equal to the excess of the fair market value of the common stock received at the time of exercise over the exercise price, and the Company will be allowed a corresponding deduction, subject to any applicable limitations under the Internal Revenue Code Section 162(m). Any gain that the optionee recognizes when he or she later sells or disposes of the option shares will be short-term or long-term capital gain, depending on how long the shares were held.

The Company recognized a $12.5 million excess tax benefit related to non-qualified stock options during fiscal year 2006.

Restricted Stock.   Unless a participant makes an election to accelerate recognition of the income to the date of grant (as described below), the participant will not recognize income, and the Company will not be allowed a tax deduction, at the time a restricted stock award is granted. When the restrictions lapse, the participant will recognize ordinary income equal to the fair market value of the common stock as of that date (less any amount paid for the stock), and the Company will be allowed a corresponding federal income tax deduction at that time, subject to any applicable limitations under Section 162(m) of the Internal Revenue Code. If the participant files an election under Section 83(b) of the Internal Revenue Code within 30 days of the date of grant of the restricted stock, he or she will recognize ordinary income as of the date of grant equal to the fair market value of the stock as of that date (less any amount paid for the stock), and the Company will be allowed a corresponding federal income tax deduction at that time, subject to any applicable limitations under Section 162(m). Any future appreciation in the stock will be taxable to the participant at capital gains rates. However, if the stock is later forfeited, the participant will not be able to recover the tax previously paid pursuant to a Section 83(b) election.

Summary Compensation Table

The following table summarizes the principal components of fiscal year 2006 compensation for the Company’s named executive officers. The compensation set forth below fully reflects compensation for work performed on the Company’s behalf.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	Change in Pension Value and Non- qualified Deferred Compensation Earnings ($)	All Other Compensation ($)(3)	Total ($)
Richard P. Crystal Chairman and Chief Executive Officer	2006	917,308	—	23,306	71,498	738,936	—	106,039	1,857,087
Ronald W. Ristau President and Chief Financial Officer	2006	586,058	—	11,653	41,393	300,426	—	45,302	984,832
John E. DeWolf III EVP, Real Estate and Strategic Initiatives	2006	375,000	—	—	537,587	167,940	—	21,933	1,102,460
Robert J. Luzzi Former EVP, Creative Director(4)	2006	515,000	30,000	—	58,801	228,398	—	11,037	843,236
Sandra Brooslin Viviano EVP, Human Resources	2006	312,115	—	—	10,321	115,692	—	32,703	470,831

(1)                The amounts in these columns reflect the dollar amount of the value of awards pursuant to the Company’s equity incentive plans recognized as compensation expense for financial statement reporting purposes for fiscal year 2006 in accordance with SFAS 123-R, excluding any estimate for forfeitures, and thus may include amounts related to awards granted in and prior to fiscal year 2006. For the relevant assumptions used to determine the valuation of stock option and restricted stock awards for fiscal year 2006, fiscal year 2005, and fiscal year 2004, refer to footnote 11, “Share-Based Compensation,” in the Notes to Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for fiscal year 2006, as filed with the SEC on April 6, 2007. For the relevant assumptions used to determine the valuation of stock option awards for the fiscal year ended January 31, 2004 and the period from November 27, 2002 to February 1, 2003, refer to footnote 10, “Share-Based Compensation,” in the Notes to Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for fiscal year 2004, as filed with the SEC on April 19, 2005.

(2)                Represents amounts earned under the Company’s non-equity incentive compensation plan for fiscal year 2006 performance. Refer to the “Compensation Discussion and Analysis” section in this Proxy Statement for further information about the Company’s non-equity incentive compensation plan.

(3)                Mr. Crystal:
Consists of $6,692 for employer match to the 401(k) plan under the Company’s SARP, $13,832 for employer contribution to the SARP, $19,575 for reimbursement of insurance premiums and $17,925 for the related tax gross-up, $9,869 for the reimbursement of medical expenses, $23,201 for personal use of the Company aircraft, and $14,945 for personal use of an automobile driver employed by the Company.

Mr. Ristau:
Consists of $9,014 for employer match to the 401(k) plan under the SARP, $13,832 for employer contribution to the SARP, $7,488 for reimbursement of insurance premiums and $5,836 for the related tax gross-up, and $9,132 for the reimbursement of medical expenses.

Mr. DeWolf:
Consists of $9,215 for employer match to the 401(k) plan under the SARP, $10,374 for employer contribution to the SARP, and $2,344 for the reimbursement of medical expenses.

Mr. Luzzi:
Consists of $10,374 for employer contribution to the SARP and $663 for the reimbursement of medical expenses.

Ms. Brooslin Viviano:
Consists of $8,871 for employer match to the 401(k) plan under the SARP, $13,832 for employer contribution to the SARP, and $10,000 for the reimbursement of medical expenses.

(4)                Mr. Luzzi resigned and is no longer employed by the Company, effective April 27, 2007.

Grants of Plan-Based Awards in Fiscal Year 2006

The following table provides information relating to all plan-based awards granted to the named executive officers during fiscal year 2006.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or	All Other Option Awards: Number of Securities Underlying	Exercise or Base Price of Option	Grant Date Fair Value of Stock and Option
Name and Principal Position	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	Units (#)	Options (#)(3)	Awards ($/Sh)	Awards ($)(4)
Richard P. Crystal	3/15/2006	—	—	—	—	—	—	—	45,000	15.76	401,850
Chairman and	8/16/2006	—	—	—	—	15,000	15,000	—	—	—	186,450
Chief Executive Officer		—	990,000	1,980,000	—	—	—	—	—	—	—
Ronald W. Ristau	3/15/2006	—	—	—	—	—	—	—	25,000	15.76	223,250
President and	8/16/2006	—	—	—	—	7,500	7,500	—	—	—	93,225
Chief Financial Officer		—	402,500	805,000	—	—	—	—	—	—	—
John E. DeWolf III	3/15/2006	—	—	—	—	—	—	—	25,000	15.76	185,250
EVP, Real Estate and		—	240,000	480,000	—	—	—	—	—	—	—
Strategic Initiatives
Robert J. Luzzi	3/15/2006	—	—	—	—	—	—	—	20,000	15.76	148,200
Former EVP, Creative Director
Sandra Brooslin Viviano	3/15/2006	—	—	—	—	—	—	—	7,500	15.76	66,975
EVP, Human Resources		—	155,000	310,000	—	—	—	—	—	—	—

(1)                At February 3, 2007, the last day of fiscal year 2006, these amounts represent the estimated range of cash bonuses that the executive can earn for fiscal year 2007 performance under the Company’s non-equity incentive compensation plan as described in the “Compensation Discussion and Analysis” section of this Proxy Statement.

(2)                Represents awards of restricted stock, under the Company’s 2006 Plan, to Mr. Crystal and Mr. Ristau, all of which may cliff vest on August 16, 2010 subject to the performance of the Company’s diluted earnings per share (“EPS”) growth in relation to a peer group and continuous employment from the grant date through August 16, 2010. If the Company’s EPS growth rate meets or exceeds the median EPS growth rate of the peer group of companies, the shares will be earned over five separate periods as follows: 12.5% for the six months ended February 3, 2007, 25% for fiscal year 2007, 25% for fiscal year 2008, 25% for fiscal year 2009, and 12.5% for the six months ending August 16, 2010. If on August 16, 2010, the Company’s four-year compounded EPS growth rate meets or exceeds the median four-year compounded EPS growth rate of the peer group of companies, any shares not previously earned will be deemed earned, and all earned shares will vest. The fair value of restricted stock is based on the closing stock price of an unrestricted share of the Company’s common stock on the grant date.

(3)                Mr. Crystal, Mr. Ristau and Ms. Brooslin Viviano were awarded options, under the Company’s 2002 Plan, to purchase 45,000, 25,000 and 7,500 shares of the Company’s common stock, respectively, at an exercise price of $15.76 per share, which was the closing stock price of the Company on the grant date. The options become exercisable in five annual installments on the following dates:  15% on March 15, 2007; 15% on March 15, 2008; 20% on March 15, 2009; 25% on March 15, 2010; and 25% on March 15, 2011.

Mr. DeWolf and Mr. Luzzi were awarded options, under the Company’s 2002 Plan, to purchase 25,000 and 20,000 shares of the Company’s common stock, respectively, at an exercise price of $15.76 per share, which was the closing stock price of the Company on the grant date. The options become exercisable in three annual installments on the following dates:  33.33% on March 15, 2007; 33.33% on March 15, 2008; and 33.34% on March 15, 2009.

Upon the effectiveness of Mr. Luzzi’s resignation on April 27, 2007, Mr. Luzzi forfeited the following unexercisable awards: (i) 13,334 outstanding option awards granted March 15, 2006 and (ii) 11,666 equity-incentive awards granted on February 1, 2004.

(4)                Represents the aggregate grant date fair value of the stock option and restricted stock awards calculated in accordance with SFAS 123-R, excluding any estimate for forfeitures. For the relevant assumptions used to determine the valuation of stock option and restricted stock awards during fiscal year 2006, refer to footnote 11, “Share-Based Compensation,” in the Notes to Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for fiscal year 2006, as filed with the SEC on April 6, 2007.

Outstanding Equity Awards at 2006 Fiscal Year-End

The following table provides information relating to outstanding equity awards held by the named executive officers at fiscal year end, February 3, 2007.

	Option Awards					Stock Awards
Name and Principal Position	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#)(1) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)(1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)
Richard P. Crystal	1,535,149	—	—	0.11	11/27/12	—	—	—	—
Chairman and	486,452	—	—	3.23	05/14/14	—	—	—	—
Chief Executive Officer	—	45,000	—	15.76	03/15/16	—	—	—	—
	—	—	—	—	—	1,875	27,619	13,125	193,331
Ronald W. Ristau	860,759	—	—	0.11	11/27/12	—	—	—	—
President and	126,134	—	—	3.23	05/14/14	—	—	—	—
Chief Financial Officer	—	25,000	—	15.76	03/15/16	—	—	—	—
	—	—	—	—	—	938	13,817	6,562	96,658
John E. DeWolf III	105,233	—	—	0.11	04/02/13	—	—	—	—
EVP, Real Estate and	131,225	43,743	—	17.00	10/06/14	—	—	—	—
Strategic Initiatives	—	25,000	—	15.76	03/15/16	—	—	—	—
Robert J. Luzzi	11,663	—	11,666	3.23	02/01/14	—	—	—	—
Former EVP, Creative Director	—	20,000	—	15.76	03/15/16	—	—	—	—
Sandra Brooslin Viviano	105,233	—	—	0.11	11/27/12	—	—	—	—
EVP, Human Resources	21,048	—	—	0.11	04/02/13	—	—	—	—
	—	7,500	—	15.76	03/15/16	—	—	—	—

(1)                Mr. Crystal’s, Mr. Ristau’s and Ms. Brooslin Viviano’s option awards become exercisable in five annual installments on the following dates: 15% on March 15, 2007; 15% on March 15, 2008; 20% on March 15, 2009; 25% on March 15, 2010; and 25% on March 15, 2011.

Mr. DeWolf’s options to purchase 25,000 shares of the Company’s common stock at an exercise price of $15.76 per share become exercisable in three annual installments on the following dates: 33.33% on March 15, 2007; 33.33% on March 15, 2008; and 33.34% on March 15, 2009. Mr. DeWolf’s options to purchase 43,743 shares of the Company’s common stock at an exercise price of $17.00 per share become exercisable on October 6, 2007.

Upon the effectiveness of Mr. Luzzi’s resignation on April 27, 2007, Mr. Luzzi forfeited the following unexercisable awards: (i) 13,334 outstanding option awards granted March 15, 2006 and (ii) 11,666 equity-incentive awards granted on February 1, 2004.

(2)                Market value is based on the closing price of the Company’s common stock on February 3, 2007, the last day of fiscal year 2006, which was $14.73, multiplied by the number of shares.

Option Exercises and Stock Vested in Fiscal Year 2006

The following table shows the number of shares of the Company’s common stock acquired and the value realized by each named executive officer upon the exercise of stock options and vesting of restricted stock during fiscal year 2006.

	Option Awards		Stock Awards
Name and Principal Position	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Richard P. Crystal Chairman and Chief Executive Officer	1,232,700	17,566,194	—	—
Ronald W. Ristau President and Chief Financial Officer	550,375	6,446,300	—	—
John E. DeWolf III EVP, Real Estate and Strategic Initiatives	—	—	—	—
Robert J. Luzzi Former EVP, Creative Director	76,425	727,566	—	—
Sandra Brooslin Viviano EVP, Human Resources	—	—	—	—

(1)          Represents the difference between the fair market value of the Company’s common stock at exercise and the exercise price, multiplied by the number of options exercised.

Potential Payments Upon Termination or Change in Control

This section explains the payments and benefits to which the named executive officers are entitled in various termination of employment and change in control scenarios. These are hypothetical situations that require the Company to make assumptions concerning the termination scenarios that affect the termination payments; as such, the termination payments and other benefits presented in the following tables are estimates as of a point in time. For purposes of this section, the Company has assumed that termination of employment or change in control occurred on February 3, 2007, the last day of fiscal year 2006. No termination payments are due to Mr. Luzzi as a result of his voluntary resignation.

Under the Company’s employment agreements, letter agreements of employment, employee benefit plans, equity compensation plans and other incentive compensation plans, the named executive officers may be entitled to receive termination payments and other benefits from the Company, following termination of employment by the Company without cause, termination by the executive with good reason, termination by the Company upon a change of control, and termination by reason of disability or death.

The following termination-related terms are defined in the employment agreements and letter agreements of employment between the Company and the named executive officers:

“Cause” generally means: (i) wrongful misappropriation of the Company’s assets; (ii) certain conditions that render the executive incapable of performing the essential functions of their position; (iii) conviction of, or pleading “guilty” or “no contest” to, a felony; (iv) intentionally causing the Company to violate a material local state or federal law; (v) willful refusal to comply with a significant, lawful and proper policy, directive or decision of the executive’s supervisor or the board of directors of the Company, and only if not remedied within 30 days after receipt of written notice from the Company; (vi) the executive’s breach of their employment agreement or letter agreement of employment, in any material respect, not remedied within 30 days after receipt of written notice from the Company; and for Mr. Crystal and Mr. Ristau only (vii) gross negligence or willful misconduct not remedied within 30 days from receipt of written notice from the Company.

“Good Reason” generally means: (i) the demotion to a position not comparable to the executive’s current position; (ii) the assignment of any duties materially inconsistent with the executive’s positions, duties, authority, responsibilities and reporting requirements; (iii) a reduction in or a delay in payment of the executive’s total cash compensation and benefits from those required to be provided in accordance with the provisions of the executive’s employment agreement; (iv) the executive is required to be based anywhere that is greater than 50 miles from Manhattan; (v) the failure of the Company to obtain the assumption in writing of its obligation under the employment agreement by any successor to all or substantially all of the assets of the Company, as applicable, within 15 days after a merger, consolidation, sale or similar transaction; or (vi) the executive is removed from or not re-elected to the board of directors and, in the case of Mr. Crystal, the office of Chairman of the board of directors.

“Change of Control” generally means: (i) the acquisition by a person that results in such person becoming a) the holder of 30% or more of the Company’s voting securities and b) the holder of a greater percentage of the Company’s voting securities than Bear Stearns Merchant Banking and certain other voting security holders; (ii) a change in the majority of the board of directors; (iii) the occurrence of certain reorganizations, mergers or consolidations of the Company; or (iv) a sale of all or substantially all of the assets of the Company.

“Disability” generally means: the inability, by reason of bodily injury or physical or mental disease, or any combination thereof, of the executive to perform his customary or other comparable duties with the Company for a period of at least six months in any 12-month calendar period as determined in accordance with the Company’s Long-Term Disability Plan.

Mr. Crystal and Mr. Ristau

In the event of termination of employment for Mr. Crystal or Mr. Ristau, and subject to the execution and delivery to the Company of a general release covering employment-related claims and their continued observance of the covenants contained in their employment agreements, each may be entitled to termination payments and other benefits, as discussed below:

Following termination of employment by the Company with cause, or Mr. Crystal or Mr. Ristau terminates his employment without good reason, no termination payments are due to him.

Following termination by the Company without cause (including the Company’s failure to renew, and not including termination by reason of disability or death), or if Mr. Crystal or Mr. Ristau resigns with good reason, he is entitled to the following: (i) payment of accrued compensation, (ii) payment of base salary and target bonuses for two years, (iii) the immediate vesting of any unvested stock options and other long-term incentives that, by their terms, would have vested during the calendar year of termination, and (iv) continued coverage under the Company’s medical and dental plans for the period the executive is receiving salary continuation, to the extent the executive is not covered by a subsequent employer’s benefit plan.

If within 24-months following a change of control, either executive is terminated without cause (including the Company’s failure to renew, and not including termination by reason of disability or death), or if he resigns with good reason, he is entitled to the following: (i) payment of accrued compensation, (ii) payment of, in a lump sum, an amount equal to three times the sum of his base salary plus bonus, (iii) the immediate vesting of any unvested stock options or other long-term incentives, and (iv) continued coverage under the Company’s medical and dental plans for the period the executive is receiving salary continuation, to the extent the executive is not covered by a subsequent employer’s benefit plan.

If either executive’s employment is terminated by reason of disability, he will be entitled to the following after termination: (i) 100% of base salary in year one, (ii) 80% of base salary in year two, (iii) 60% of base salary in year three, (iv) 60% of base salary, subject to IRS limits, in year four and thereafter up to at least the age of 65, depending on the age at which the disability occurred, and (v) continued coverage under the Company’s medical and dental plans for five months following termination, to the extent the executive is not covered by a subsequent employer’s benefit plan. Additionally, any earned restricted stock will vest in accordance with the executive’s award agreement.

If Mr. Crystal or Mr. Ristau’s employment is terminated by reason of death, the executive’s beneficiaries will be paid up to $8.0 million and $5.0 million, respectively, in accordance with the Company’s life insurance policies. In addition, any earned restricted stock will vest in accordance with the executive’s award agreement.

In accordance with the executives’ stock option agreements, in the event that the Company consummates a transaction whereby a third party (a) acquires outstanding common stock of the Company possessing the voting power to elect a majority of the members to the Company’s board of directors or (b) acquires assets constituting all or substantially all of the assets of the Company, regardless of whether or not the executive is terminated, his unvested stock options will immediately vest.

Mr. DeWolf, Mr. Luzzi and Ms. Brooslin Viviano

Following termination of employment by the Company with cause, termination upon a change of control, or termination by the executive, no termination payments are due to the executive under their respective letter agreements of employment. No termination payments are due to Mr. Luzzi as a result of his voluntary resignation.

Following termination of employment by the Company without cause, and subject to the execution and delivery to the Company of a general release covering employment-related claims and their continued observance of the covenants contained in their letter agreements of employment, each of Mr. DeWolf and Ms. Brooslin Viviano is entitled to be paid their base salary for 12 months offset by any salary earned at the employee’s new employer, if employment is obtained within one year.

If either executive’s employment is terminated by reason of disability, each will be entitled to be paid the following after termination: (i) 100% of base salary in year one, (ii) 80% of base salary in year two, (iii) 60% of base salary in year three, and (iv) 60% of base salary, subject to IRS limits, in year four and thereafter up to at least the age of 65, depending on the age at which the disability occurred.

If Mr. DeWolf’s or Ms. Brooslin Viviano’s employment is terminated by reason of death, the executive’s beneficiaries will be paid up to $3.0 million and $2.6 million, respectively, in accordance with the Company’s life insurance policies.

In accordance with the executives’ stock option agreements, in the event that the Company consummates a transaction whereby a third party (a) acquires outstanding common stock of the Company possessing the voting power to elect a majority of the members to the Company’s board of directors or (b) acquires assets constituting all or substantially all of the assets of the Company, regardless of whether or not the executive is terminated, the executive’s unvested stock options will immediately vest.

Potential Payments to Richard P. Crystal upon the Occurrence of Certain Events

Components of Compensation	Termination by the Executive for Good Reason	Termination by the Executive For No Good Reason	Termination by the Company For Cause	Termination by the Company Other Than For Cause	Termination Following a Change in Control	Termination due to the Executive’s Disability	Termination Upon the Executive’s Death
Cash Severance (base salary + bonus)	$3,780,000	$—	$—	$3,780,000	$4,916,808	$—	$—
Restricted Stock—Accelerated(1)	—	—	—	—	220,950	27,619	27,619
Stock Options—Accelerated(2)	—	—	—	—	—	—	—
Health Benefits	60,122	—	—	60,122	—	12,525	—
Other(3)	—	—	—	—	—	2,385,000	8,000,000
Total	$3,840,122	$—	$—	$3,840,122	$5,137,758	$2,425,144	$8,027,619

Potential Payments to Ronald W. Ristau upon the Occurrence of Certain Events

Components of Compensation	Termination by the Executive for Good Reason	Termination by the Executive For No Good Reason	Termination by the Company For Cause	Termination by the Company Other Than For Cause	Termination Following a Change in Control	Termination due to the Executive’s Disability	Termination Upon the Executive’s Death
Cash Severance (base salary + bonus)	$1,955,000	$—	$—	$1,955,000	$2,626,278	$—	$—
Restricted Stock—Accelerated(1)	—	—	—	—	110,475	13,817	13,817
Stock Options—Accelerated(2)	—	—	—	—	—	—	—
Health Benefits	57,395	—	—	57,395	—	11,957	—
Other(3)	—	—	—	—	—	1,605,000	5,000,000
Total	$2,012,395	$—	$—	$2,012,395	$2,736,753	$1,630,774	$5,013,817

Potential Payments to John E. DeWolf III upon the Occurrence of Certain Events

Components of Compensation	Termination by the Executive for Good Reason	Termination by the Executive For No Good Reason	Termination by the Company For Cause	Termination by the Company Other Than For Cause	Termination Following a Change in Control	Termination due to the Executive’s Disability	Termination Upon the Executive’s Death
Cash Severance (base salary)	$—	$—	$—	$400,000	$—	$—	$—
Stock Options—Accelerated(2)	—	—	—	—	—	—	—
Other(3)	—	—	—	—	—	1,185,000	3,000,000
Total	$—	$—	$—	$400,000	$—	$1,185,000	$3,000,000

Potential Payments to Sandra Brooslin Viviano upon the Occurrence of Certain Events

Components of Compensation	Termination by the Executive for Good Reason	Termination by the Executive For No Good Reason	Termination by the Company For Cause	Termination by the Company Other Than For Cause	Termination Following a Change in Control	Termination due to the Executive’s Disability	Termination Upon the Executive’s Death
Cash Severance (base salary)	$—	$—	$—	$310,000	$—	$—	$—
Stock Options—Accelerated(2)	—	—	—	—	—	—	—
Other(3)	—	—	—	—	—	930,000	2,550,000
Total	$—	$—	$—	$310,000	$—	$930,000	$2,550,000

(1)                The restricted stock value represents the number of shares that would vest in accordance with the executive’s employment and restricted stock agreements multiplied by the closing price of the Company’s common stock on February 3, 2007, the last day of fiscal year 2006, which was $14.73.

(2)                At February 3, 2007, the executive’s unvested stock options were “out-of-the-money” and therefore have no impact on the tables above.

(3)                Represents amounts payable to the executive or the executive’s beneficiary, in the case of death, under the Company’s disability plan and life insurance policies. Termination payments for termination by reason of disability represent four years of payments under the Company’s Long-Term Disability Plan in the tables above. However, the Company’s Long-Term Disability Plan provides termination payments equal to 60 percent of the executive’s base salary, subject to IRS limits, in year four after termination and thereafter up to at least the age of 65, depending on the age at which the disability occurred.

Equity Compensation Plan Information

The following table sets forth information as of February 3, 2007 about shares of the Company’s common stock that may be issued under the Company’s existing equity compensation plans.

	(a)	(b)	(c)
Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	5,605,653	$2.66	2,294,938
Equity compensation plans not approved by security holders	N/A	N/A	N/A
Total	5,605,653	$2.66	2,294,938

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Related Person Transactions Policy and Procedures

The board of directors of the Company approves, based upon the recommendation of the audit committee, any related person transaction which is required to be disclosed under the rules of the SEC. In addition, on at least an annual basis, each director, nominee for director and executive officer is obligated to complete a questionnaire that requires disclosure of any transaction in which the Company was or is to be a participant in which the director, nominee or executive officer, or any member of his or her immediate family, has a direct or indirect material interest. These questionnaires are reviewed by the Company’s counsel to identify any potential conflicts of interest or other transactions that the board of directors should review in light of the SEC rules regarding the disclosure of transactions with related persons.

Stockholders Agreement

Bear Stearns Merchant Banking and certain of the Company’s senior management stockholders are party to a stockholders agreement that governs certain relationships among, and contains certain rights and obligations of, such stockholders.

The stockholders agreement provides that the parties must vote their securities in favor of the individuals nominated to the board of directors by Bear Stearns Merchant Banking, provided that each of Richard P. Crystal and Ronald W. Ristau shall be so nominated for so long as he serves as an executive officer of New York & Company. From and after the date that the stockholders party to the agreement and their transferees hold less than 50% of the Company’s outstanding common stock, the parties to the agreement will be obliged to vote for two individuals nominated to the board of directors by Bear Stearns Merchant Banking. Such voting obligations will terminate when Bear Stearns Merchant Banking and certain of its transferees own less than 20% of the Company’s outstanding common stock.

The stockholders agreement also gives the parties certain rights with respect to registration under the Securities Act of shares of the Company’s securities held by them and certain customary indemnification rights. These registration rights include demand registration rights requiring the Company to register their shares under the Securities Act. In addition, in the event the Company proposes to register any shares of common stock under the Securities Act, whether in connection with a primary or secondary offering, the stockholders party to the stockholders agreement may request that the Company affect a registration of their shares under the Securities Act.

Commercial and Investment Banking Activities

Bear Stearns Merchant Banking and its affiliates have provided, and may continue to provide, certain commercial banking, financial advisory and investment banking services for the Company for which they will receive reasonable fees to be negotiated on an arms-length basis.

Bear Stearns Merchant Banking Purchasing Agreement

The Company is one of the portfolio companies in which Bear Stearns Merchant Banking has invested. Beginning in 2004, Bear Stearns Merchant Banking initiated a cost savings program by coordinating the purchasing activities of several portfolio companies to take advantage of volume purchase discounts that would otherwise not be available to the individual companies, including the Company, if they were acting on their own. In connection with this undertaking, Bear Stearns Merchant Banking has engaged consultants and consulting firms. The consulting fees relating to these services were charged to the participating portfolio companies in fiscal year 2005 based on their pro rata share of the overall cost savings achieved. In fiscal year 2006, the Company paid such fees to Bear Stearns Merchant Banking in the amount of $0.6 million.

Bear Stearns Merchant Banking relationship with Seven for All Mankind, LLC

Bear Stearns Merchant Banking and David H. Edwab hold an equity interest in Seven for All Mankind, LLC, a leading merchandise supplier to Jasmine Company, Inc. (“JasmineSola”). During fiscal year 2006 and for the period in fiscal year 2005 subsequent to the acquisition of JasmineSola in July 2005, JasmineSola purchased approximately $1.8 million and $1.0 million, respectively, of merchandise from Seven for All Mankind, LLC.

Relationships with the Company’s Former Parent and Its Affiliates

Transition Services Agreement

The Company continues to use the services of Limited Brands and its business units, Limited Logistics Services and Independent Production Services, under the transition services agreement, dated as of November 27, 2002 for the Company’s distribution, transportation and delivery and compliance support services needs.

On April 19, 2006, the Company and Limited Brands amended the transition services agreement to extend the notification period required to exit the agreement. Under the amended agreement, these services will terminate upon the earliest of the following:

•       24 months from the date that Limited Brands notifies the Company that Limited Brands wishes to terminate the services;

•       24 months from the date that the Company notifies Limited Brands that the Company wishes to terminate the services;

•       60 days after the Company has given notice to Limited Brands that Limited Brands has failed to perform any material obligations under the agreement and such failure shall be continuing;

•       30 days after Limited Brands has given notice to the Company that the Company has failed to perform any material obligations under the agreement and such failure shall be continuing;

•       within 75 days of receipt of the annual proposed changes to the agreement schedules which outline the cost methodologies and estimated costs of the services for the coming year, if such proposed changes would result in a significant increase in the amount of service costs that the Company would be obligated to pay;

•       15 months after a change of control of the Company, at the option of Limited Brands; or

•       upon reasonable notice under the prevailing circumstances by the Company to Limited Brands after a disruption of services due to force majeure that cannot be remedied or restored within a reasonable period of time.

The Company believes that these services are provided at a competitive price and the Company anticipates continuing to use Limited Brands for these services. If termination of these logistics and related services under the transition service agreement results in excess logistics and related service labor for Limited Brands, the Company will be liable for 50% of severance related costs of such labor, up to a maximum of $0.5 million.

Store Leases

In connection with the acquisition by Bear Stearns Merchant Banking on November 27, 2002, the Company entered into the following agreements, which are still in effect, relating to its dealings with Limited Brands as they relate to the Company’s store leases, each of which the Company believes have comparable or better terms than the Company could have obtained from unrelated third parties:

•       a store leases agreement;

•       a master sublease agreement; and

•       a master assignment and assumption agreement.

Store Leases Agreement.   The store leases agreement formalizes the agreement between the parties as to the rights and obligations of each party relating to store leases where:

•       the Company now subleases store space from Limited Brands or one of its affiliates or former affiliates;

•       the Company now subleases store space to affiliates or former affiliates of Limited Brands; or

•       the Company leases store space which is adjacent to and not fully separated, either physically or functionally, from store space leased by affiliates or former affiliates of Limited Brands.

The agreements therein are generally coextensive with the prime leases to which they relate.

Master Sublease Agreement.   The master sublease agreement gives the Company a sublease on space sublet from and guaranteed by Limited Brands. This agreement generally terminates for each sublease with the term of each prime lease.

Master Assignment and Assumption Agreement.   The master assignment and assumption agreement provides for the assignment of certain leases to Limited Brands which leases are guaranteed by Limited Brands. Pursuant to the master sublease agreement described above, the store premises subject to the master assignment and assumption agreement are subleased to the Company.

Ernst & Young LLP

The Company’s independent registered public accounting firm, Ernst & Young LLP (“E&Y”), has, in the past, had certain business relationships with affiliates of The Bear Stearns Companies Inc. (“Bear Stearns”) that are described below. None of these arrangements involved the Company, nor did they have any effect on its consolidated financial statements. The requirements of the SEC on auditor independence limit direct and material indirect business relationships between an auditor and its audit client. As a result of these business relationships between E&Y and affiliates of Bear Stearns, questions were raised regarding the independence of E&Y with respect to their audit of the Company.

In October 2001, E&Y entered into a services agreement with Bear Stearns Securities Corp. (“Bear Stearns Securities”) whereby E&Y would, on a non-exclusive basis, identify Bear Stearns Securities to E&Y’s personal financial consulting (“PFC”) clients for custodial, brokerage, recordkeeping and performance reporting services. E&Y’s PFC clients were billed for such services directly by Bear Stearns Securities. The agreement contained no provisions for payments between E&Y and Bear Stearns Securities, except for the reimbursement of certain costs incurred by E&Y in relation to non-timely delivery of performance reporting services by Bear Stearns Securities. Pursuant to those reimbursement provisions, in June 2004 E&Y received a payment from Bear Stearns Securities in the amount of $287,500 that represented a negotiated resolution of E&Y’s claims for reimbursement of certain costs incurred by E&Y to obtain performance reports from another provider. E&Y received no compensation, direct or indirect, from Bear Stearns Securities or its affiliates for making referrals. On September 21, 2004, the parties terminated this agreement. Under the terms of the termination arrangements, E&Y’s existing PFC clients may continue to use Bear Stearns Securities services and give E&Y access to their account records, but these relationships will be governed by contracts directly between the individual E&Y PFC client and Bear Stearns Securities. E&Y may, but is under no obligation to, continue to identify Bear Stearns Securities to E&Y’s PFC clients for custodial, brokerage, recordkeeping and performance reporting services on a non-exclusive basis and such E&Y PFC client relationships will be governed by contracts directly between the individual PFC client and Bear Stearns Securities.

This matter was reviewed by the Company’s audit committee in consultation with counsel and representatives of E&Y. The audit committee considered all relevant facts and circumstances, including E&Y’s representations with respect to their relationship with affiliates of Bear Stearns and E&Y’s conclusion that they were independent with respect to their audit of the Company and concluded that the arrangements did not compromise E&Y’s independence with respect to their audit.

In November 2002, E&Y signed an agreement with Bear, Stearns & Co. Inc. to license, market and implement a specialized tax strategy developed by E&Y involving the repurchase of corporate debt expected to be of interest to a small number of entities. No business was ever conducted nor were any fees received or revenues recognized under the agreement and the agreement was terminated in June 2004.

STOCKHOLDER PROPOSALS FOR THE 2008 ANNUAL MEETING

In accordance with Rule 14a-8 of the Exchange Act, any stockholder proposals intended to be included in the Proxy Statement and presented at the 2008 Annual Meeting of Stockholders of the Company must be received by the Company no later than January 25, 2008. The proposal should be addressed to: Chairperson of the Nomination and Governance Committee, New York & Company, Inc., 450 West 33rd Street, 5th Floor, New York, NY 10001.

Advance notice for stockholder proposals not included in the Company’s Proxy Statement to be brought before an annual meeting of stockholders generally must be received by the Company no later than April 9, 2008.

A stockholder’s notice with respect to a director nomination must set forth: (i) name, address and number of shares of common stock beneficially owned by the nominating stockholder; (ii) name, address and number of shares of common stock beneficially owned by the nominee; (iii) a detailed biography outlining the candidate’s relevant background; (iv) professional and business experience and other significant accomplishments; (v) an acknowledgement from the candidate that he or she would be willing to serve on the board, if elected; (vi) a statement by the stockholder outlining the reasons why this candidate’s skills, experience and background would make a valuable contribution to the board; and (vii) a minimum of two references who have either worked with the candidate, served on a board of directors or board of trustees with the candidate, or can otherwise provide relevant perspective on the candidate’s capabilities as a potential board member.

A stockholder’s notice with respect to a proposed item of business must include: (i) name, address and number of shares of common stock beneficially owned by the stockholder; (ii) a brief description of the substance of, and the reasons for conducting, such business at the Annual Meeting; and (iii) any material interest of the stockholder in such business.

ANNEX 1

NEW YORK & COMPANY, INC.

AUDIT COMMITTEE CHARTER

This Amended and Restated Audit Committee Charter was adopted by the Board of Directors (the “Board”) of New York & Company, Inc. (the “Company”) on March 21, 2007 and replaces any charter previously used by the committee.

Mandate

The Audit Committee (the “Committee”) assists the Board in its oversight responsibilities relating to financial matters including:

i)      the integrity of the Company’s financial statements;

ii)     the independent auditor’s qualifications and independence;

iii)   the performance of the Company’s internal audit function and independent auditors;

iv)    the Company’s compliance with legal and regulatory requirements; and

v)     the preparation of an audit committee report as required by the Securities and Exchange Commission (the “SEC”) to be included in the Company’s annual Proxy Statement.

In discharging its responsibilities, the Committee is not itself responsible for the planning or conduct of audits, or for any determination that the Company’s financial statements and disclosures are complete and accurate or are in accordance with generally accepted accounting principles and applicable rules and regulations. This is the responsibility of the Company’s management, internal auditor (or others responsible for the internal audit function, including contracted non-employee or audit or accounting firms engaged to provide internal audit services (the “internal auditor”)) and the Company’s independent auditor.

Organization

Committee Members

The Committee shall be comprised of three directors. The members and the Chair of the Committee shall be appointed by the full Board on an annual basis and may be re-appointed or replaced at the Board’s discretion at any time.

Qualifications

Each committee member shall be financially literate, as determined by the Board in their business judgment, or must become financially literate within a reasonable period of time after his or her appointment to the committee. At least one member of the Committee shall have accounting or related financial management expertise, as determined by the Board in its business judgment. In addition, at least one member of the Committee shall be an “audit committee financial expert” as defined by the SEC or the Company shall disclose in its periodic reports required pursuant to the Securities Exchange Act of 1934 (the “Exchange Act”) the reasons why at least one member of the Committee is not an “audit committee financial expert.” If the Board has determined that a member of the Committee is an audit committee financial expert, it may presume that such member has accounting or related financial management expertise.

Independence

Each Committee member shall satisfy the independence requirements of the New York Stock Exchange and Exchange Act Rule 10A-3, unless the Company wishes to avail itself of any applicable exemption allowed under such rules and regulations. The Company shall make any required disclosures relating to the use of any such exemptions.

Other Service

No Committee member may serve on the audit committee of more than three public companies unless the Board has determined that such simultaneous service would not impair the ability of such member to effectively serve on the Committee as such determination is disclosed in the Company’s annual Proxy Statement.

Committee Meetings

The Chair of the Committee shall be responsible for calling meetings of the Committee, developing the meeting agenda, providing pre-reading materials to Committee members relative to agenda items and chairing the meetings.

The Committee shall meet at least four times a year. Meetings may be in person or by conference call. A majority of the Committee members must be in attendance for a quorum. The Committee may also act by unanimous written consent. The Committee shall make regular reports to the Board on the Committee’s activities.

Separate Meetings

The Committee shall meet periodically with management, the internal auditor and the independent auditor in separate executive sessions.

Professional Advisors

The Committee shall have the sole authority to retain any independent counsel, experts or advisors (accounting, financial or otherwise) that the Committee believes to be necessary or appropriate. The Committee may also use the services of the Company’s regular legal counsel or other advisors to the Company. The Company shall provide for appropriate funding, as determined by the Committee, for payment of compensation to the independent auditor for the purposes of rendering or issuing an audit report or performing other audit, review or attestation services, for payment of compensation to any advisors employed by the Committee and for ordinary and administrative expenses of the Committee that are necessary or appropriate in carrying out its duties.

Investigations

The Committee is empowered to conduct its own investigations into issues related to its responsibilities.

Responsibilities

Independent Auditors

Appointment and Oversight of Independent Auditor

The Committee shall be directly responsible for the appointment, compensation, retention and oversight of the work of the independent auditor (including resolution of any disagreements between Company management and the independent auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or related work or performing other audit, review or attestation services for the Company, and the independent auditor shall report directly to the Committee.

Appointment and Oversight of Additional Audit Firm

The Committee shall be directly responsible for the appointment, compensation, retention and oversight work of any other registered public accounting firm engaged for the purpose of preparing or issuing an audit report or related work or performing other audit, review or attestation services for the Company and such firm shall also report directly to the Committee.

Pre-Approval of Services

Before the independent auditor is engaged by the Company or its subsidiaries to render audit or non-audit services, the Committee shall pre-approve the engagement. The Committee may delegate to one or more designated members of the Committee the authority to grant pre-approvals, provided such approvals are presented to the Committee at a subsequent meeting.

i)      Committee pre-approval of audit and non-audit services will not be required if the engagement for the services is entered into pursuant to pre-approval policies and procedures established by the Committee regarding the Company’s engagement of the independent auditor, provided the policies and procedures are detailed as to the particular service, the Committee is informed of each service provided and such policies and procedures do not include delegation of the Committee’s responsibilities under the Exchange Act to the Company’s management.

ii)     Committee pre-approval of non-audit services (other than review and attestation services) also will not be required if such services fall within available exceptions established by the SEC.

Independence

The Committee shall, at least annually, evaluate the independent auditor’s qualifications, performance and independence. The Committee shall present its conclusions with respect to the independent auditor to the full Board. In conducting its evaluation the Committee shall take the following steps:

i)      The Committee shall obtain and review a report prepared by the independent auditor describing (a) the independent auditing firm’s internal quality-control procedures, (b) any material issues raised by the most recent internal quality-control review or peer review of the independent auditing firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the independent auditing firm, and any steps taken to deal with any such issues and (c) all relationships between the independent auditor and the Company.

ii)     The Committee shall obtain and review a formal written statement prepared by the independent auditor describing the fees billed in each of the last two fiscal years in each of the categories required to be disclosed in the Company’s annual Proxy Statement.

iii)   The Committee shall discuss with the independent auditor its independence from the Company, and obtain and review a written statement prepared by the independent auditor describing all relationships between the independent auditor and the Company, consistent with Independence Standards Board Standard 1, and consider the impact that any relationships or services may have on the objectivity and independence of the independent auditor.

iv)    The Committee shall review and evaluate the qualifications, performance and independence of the lead partner of the independent auditor.

v)     The Committee shall consider whether, in order to assure continuing auditor independence, the Company should adopt a regular rotation of the independent audit firm.

vi)    The Committee shall, if applicable, consider whether the independent auditor’s provision of any permitted non-audit services to the Company is compatible with maintaining the independence of the independent auditor.

Financial Statements and Disclosures

Audit Resources

In connection with each annual audit, the Committee shall discuss with management, the independent auditor and the internal auditor the overall scope and plans for such audits, including the adequacy of staffing and other factors that may affect the effectiveness and timeliness of such audits.

Audit Principles

The Committee shall review and discuss with management and the independent auditor: (i) major issues regarding accounting principles and financial statement presentations, including any significant changes in the Company’s selection or application of accounting principles, and major issues as to the adequacy of the Company’s internal controls and any special audit steps adopted in light of material control deficiencies; (ii) any analyses prepared by management or the independent auditor setting forth significant financial reporting issues and judgments made in connection with the preparation of the Company’s financial statements, including analyses of the effects of alternative GAAP methods on the Company’s financial statements; (iii) the effect of regulatory and accounting initiatives, as well as off-balance sheet structures, on the Company’s financial statements and (iv) management’s and/or the independent auditor’s judgment about the quality, not just acceptability, of accounting principles, the reasonableness of significant judgments, the clarity of the disclosures in the financial statements and the adequacy of internal controls.

Review of Reports

The Committee shall review and discuss the annual audited financial statements and quarterly financial statements with management and the independent auditor, including the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

Communication with Independent Auditors

i)      The Committee shall discuss with the independent auditor the matters required to be discussed by Statement on Auditing Standards No. 114, “The Auditor’s Communication With Those Charged With Governance,” as then in effect.

ii)     The Committee shall review with the independent auditor any problems or difficulties the independent auditor may have encountered during the course of the audit work, including any restrictions on the scope of activities or access to required information or any significant disagreements with management and management’s responses to such matters. Among the items that the Committee should consider reviewing with the independent auditor are: (i) any accounting adjustments that were noted or proposed by the auditor but were “passed” (as immaterial or otherwise); (ii) any communications between the audit team and the independent auditor’s national office respecting auditing or accounting issues presented by the engagement; and (iii) any “management” or “internal control” letter issued, or proposed to be issued, by the independent auditor to the Company.

Review of Independent Auditor Report to Audit Committee

The Committee shall review the report that the independent auditor is required to make to the Committee regarding: (i) all accounting policies and practices to be used that the independent auditor identifies as critical; (ii) all alternative treatments within GAAP for policies and practices related to material items that have been discussed among management and the independent auditor, including the ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent auditor; and (iii) all other material written communications between the independent auditor and management of the Company, such as any management letter, management representation letter, reports on observations and recommendations on internal controls, independent auditor’s engagement letter, independent auditor’s independence letter, schedule of unadjusted audit differences and a listing of adjustments and reclassifications not recorded, if any.

Recommendation to Include Financial Statements in Annual Report

The Committee shall, based on its review and discussions outlined in paragraphs above, determine whether to recommend to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K.

Internal Audit Function

The Committee shall meet periodically with the Company’s internal auditor (or others responsible for the internal audit function, including contracted non-employee or audit or accounting firms engaged to provide internal audit services) to discuss the responsibilities, budget and staffing of the Company’s internal audit function and any issues that the internal auditor believes warrant audit committee attention.

Compliance Oversight

Risk Management

The Committee shall discuss with management and the independent auditor the Company’s policies with respect to risk assessment and risk management, the Company’s significant financial risk exposures and the actions management has taken to limit, monitor or control such exposures.

Communication with Board

The Committee shall report regularly to, and review with, the Board any issues that arise with respect to the quality or integrity of the Company’s financial statements, the Company’s compliance with legal or regulatory requirements, the performance and independence of the Company’s independent auditor, the performance of the Company’s internal audit function or any other matter the Committee determines is necessary or advisable to report to the Board.

Hiring Practices

The Committee shall approve guidelines for the Company’s hiring of former employees of the outside auditor who participated in any capacity in the audit of the Company.

10A(b) Implications

The Committee shall obtain from the independent auditor assurances that the independent auditor is not aware of any matters required to be reported under Section 10A(b) of the Exchange Act.

Whistleblower Procedures

The Committee shall establish procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

Press Releases and Analyst Communications

The Committee shall discuss with management and the independent auditor the Company’s earnings press releases (with particular focus on any “pro forma” or “adjusted” non-GAAP information), as well as financial information and earnings guidance provided to analysts and rating agencies. The Committee’s discussion in this regard may be general in nature (i.e., discussion of the types of information to be disclosed and the type of presentation to be made) and need not take place in advance of each earnings release or each instance in which the Company may provide earnings guidance.

Disclosure Controls and Procedures

The Committee shall review with the Chief Executive Officer, Chief Operating Officer and the Chief Financial Officer the Company’s disclosure controls and procedures and review periodically management’s conclusions about the efficacy of such disclosure controls and procedures.

Preparation of Audit Committee Report

The Committee shall provide the Company with the report of the Committee with respect to the audited financial statements for inclusion in each of the Company’s annual Proxy Statements.

Attorney Reporting

The Committee shall review and discuss any reports concerning material violations submitted to the Committee by the Company’s attorneys pursuant to SEC attorney professional responsibility rules or otherwise.

Committee Self-Assessment

The Committee is responsible for developing and conducting an annual self-assessment of its performance. The Committee will work with the nomination and governance committee to design and coordinate the annual self-assessment in conjunction with the overall Board assessment process. The Committee shall report to the full Board on the results of its assessment each year and shall make any appropriate recommendations to further enhance the Committee’s performance.

Other Matters

The Committee shall also fulfill any other responsibilities that may be assigned to the Committee by the Board from time to time.

Charter Modifications/Updating

The Committee shall review this charter regularly and may recommend to the Board from time to time any proposed changes to the charter and to any other documents related to the responsibilities of the audit committee.

REVOCABLE PROXY

NEW YORK & COMPANY, INC.

☒      PLEASE MARK VOTES AS IN THIS EXAMPLE

2007 ANNUAL MEETING OF STOCKHOLDERS

THIS PROXY IS SOLICITED ON THE BEHALF OF

THE BOARD OF DIRECTORS

The undersigned, revoking all prior proxies, hereby appoints, Richard P. Crystal and Ronald W. Ristau, and each of them, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated hereon, all shares of common stock of New York & Company, Inc. (the “Company”) which the undersigned would be entitled to vote if present in person at the Annual Meeting of Stockholders of the Company to be held at 10:00 a.m., EDT, on Wednesday, June 27, 2007 or at any adjournment(s) or postponement(s) thereof.

Withhold
		For	For All Exception
1.	To elect the following nominees to the Board of Directors (except as marked below), each to serve until the next Annual Meeting of Stockholders.	☐	☐	☐

Nominees:

Bodil M. Arlander, Philip M. Carpenter III, Richard P. Crystal,
David H. Edwab, John D. Howard, Louis Lipschitz,
Edward W. Moneypenny, Richard L. Perkal,
Arthur E. Reiner, Ronald W. Ristau and Pamela Grunder Sheiffer

(Instructions: To withhold authority to vote for any individual nominee, mark the “Exceptions” box and write that nominee’s name in the space provided below.)

		For	Against	Abstain
2.	To ratify the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending February 2, 2008.	☐	☐	☐

3.	In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment(s) or postponement(s) thereof.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSALS (1) AND (2).

To change your address, please mark this box.		☐

To include any comments, please mark this box.		☐

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS GIVEN WITH RESPECT TO A PARTICULAR PROPOSAL, THIS PROXY WILL BE VOTED FOR SUCH PROPOSAL

Please be sure to sign and date this Proxy in the box below.	Date

Stockholder sign above	Co-holder (if any) sign above

Detach above card, sign, date and mail in postage paid envelope provided.

NEW YORK & COMPANY, INC.
450 West 33rd Street, 5th floor
New York, NY 10001

Please sign proxy as name appears on corporate records. Joint owners should each sign personally. Trustees and others in a representative capacity should indicate the capacity in which they sign. Vote must be indicated (x) in Black or Blue ink.

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY PROMPTLY USING THE ENCLOSED ENVELOPE.

IF YOUR ADDRESS HAS CHANGED, PLEASE CORRECT THE ADDRESS IN THE SPACE PROVIDED BELOW AND RETURN THIS PORTION WITH THE PROXY IN THE ENVELOPE PROVIDED.